Exhibit 2.1


                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (the "Agreement") is made as of December 8, 2005, between each of Evan J. Segal and Stacy A. Brovitz in their individual capacities (each a "Seller" and, collectively, "Sellers"), Watts Regulator Co., a Massachusetts corporation ("Buyer"), and, solely for purposes of Section 8.14 hereof, Watts Water Technologies, Inc., a Delaware corporation ("Buyer Parent"). Capitalized terms used herein are defined in the text.

                                    PREAMBLE

      Sellers are the owners of all of the issued and outstanding shares (the "Shares") of Dormont Manufacturing Company, a Pennsylvania corporation (the "Company"). Sellers desire to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Sellers, all upon the terms and subject to the conditions set forth herein. Therefore, the parties agree as follows with the intent to be legally bound.

                                    AGREEMENT

                                    ARTICLE I
                      PURCHASE AND SALE OF SHARES; CLOSING

      1.01. Purchase and Sale of Shares. On the Closing Date, Sellers will sell to Buyer, and Buyer will purchase from Sellers, all of Sellers' rights, title and interest in and to the Shares.

      1.02. Excluded Assets and Liabilities.

            (a) On or before the Closing Date, Sellers may, at their election, cause the Company to take the following actions (and to the extent that any of the following identified assets are, in fact, cancelled, dividended or distributed by the Company on or prior to the Closing Date, they are referred to herein as the "Excluded Assets"):

                  (i) cancel the liabilities of each Seller or his Affiliates which are in favor of the Company and are set forth on subsection (a)(i) of Schedule 1.02 (alternatively, Sellers may, at their option, cause any of such liabilities to be repaid and thereupon cause the cash generated by such repayment to be dividended to Sellers pursuant to Section 1.02(a)(ii));

                  (ii) dividend to Sellers any cash or cash equivalents (including investments in debt securities) remaining in the Company as of the Closing Date; and

                  (iii) distribute and/or assign to Sellers (or their nominee) all rights and assets described on subsection (a)(iii) of
                  Schedule 1.02, including the Company's right to receive distributions out of the Flexible Metal, Inc., escrow account described thereon (the "FMI Escrow") (it being understood and agreed, however, that the amounts in such escrow account shall continue to be available to the Company to satisfy valid claims ("FMI Indemnity Claims") made against the FMI Escrow prior to May 12, 2006 in accordance with its terms). The parties acknowledge and agree that any FMI Indemnity Claims arising prior to May 12, 2006 shall be handled in the manner set forth on subsection (a)(iii) of
                  Schedule 1.02.

            (b) Subject to Section 1.07 hereof, on or before the Closing Date, Sellers will satisfy or cause to be satisfied (including by causing the Company to satisfy) or make arrangements to assume the following liabilities as of the Closing Date (collectively, the "Excluded Liabilities"):

                  (i) all Indebtedness of the Company, all of which Indebtedness, as of the date hereof, is set forth on subsection (b)(i) of Schedule 1.02;

                  (ii) those liabilities of the Company in favor of Sellers or their Affiliates that are set forth on subsection (b)(ii) of
                  Schedule 1.02;

                  (iii) all liabilities of the Company to pay any amounts to its employees resulting solely from the consummation of the transactions contemplated hereby, including all Phantom Plan Payments and payments pursuant to all Change-In Control Agreements (it being agreed that Sellers may, at their option, cause the Company to vest all unvested Performance Units under the Phantom Plan immediately prior to Closing and thereafter to terminate the Phantom Plan); and

                  (iv) all third-party legal, financial advisory and accounting fees and expenses incurred by the Company or Sellers in connection with the transactions contemplated by this Agreement, including (a) one-half of the filing fees related to any required filings under the HSR Act and (b) the Harris Williams Payment.

      As used herein, the following terms, when capitalized, have the following meanings:

                  1. "Change-In Control Agreements" means the three Change-In Control Agreements between the Company and each of Charles Hosler, Michael Brown and Michael Couch, respectively, which amend and, in part, supersede the provisions of the Phantom Plan.

                  2. "Indebtedness" means (a) all indebtedness or liability for or on account of money borrowed by, or deposits with or advances to, the Company, (b) all obligations of the Company evidenced by bonds, debentures, notes or similar instruments (including any liabilities under any interest rate swaps entered into by the Company in connection with such obligations), (c) all indebtedness or liability for or on account of property or services acquired by the Company (other than trade debt incurred in the ordinary course of business), (d) all amounts secured by Liens on property owned by the Company (other than Excluded Assets) and capital leases (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under any capitalized lease to repossession or sale of such property), (e) all amounts actually drawn, advanced or otherwise owed as of the Closing Date on any letters of credit, lines of credit or similar facilities with respect to which the Company is the account party; provided, that the term "Indebtedness"does not include any liabilities of the Company related to that certain lease for a trade show booth with Wells Fargo Equipment Finance, Inc., and related promissory note in the original principal amount of $120,365.37.

                  3. "Performance Units" has the meaning given to such term in the Phantom Plan.

                  4. "Phantom Plan" means, collectively, the Amended and Restated Dormont Manufacturing Company Phantom Stock Plan, the Performance Units granted to date thereunder, and the Change-In Control Agreements.

                  5. "Phantom Plan Payments" means any and all payments or liabilities of the Company under the Phantom Plan.

      1.03. Purchase Price. The purchase price for the Shares (the "Purchase Price") will be the amount equal to (i) Ninety-Four Million Five Hundred Thousand U.S. Dollars ($94,500,000) less (ii) the Real Property Purchase Price (as defined below), which amount is subject to adjustment in accordance with
Section 1.04 and is payable by Buyer on the Closing Date as follows:

            (a) Four million seven hundred twenty-five thousand U.S. Dollars ($4,725,000) in immediately available funds (the "Escrow Fund") will be delivered to a federally insured commercial bank reasonably acceptable to Buyer and Sellers (the "Escrow Agent"), to be held or disbursed in accordance with the terms of an Escrow Agreement in substantially the form of Exhibit A (the "Escrow Agreement");

            (b) an amount, in immediately available funds, equal to the Post-Closing Bond Defeasance Amount (as defined in Section 1.07 below) will be delivered to PNC Bank, National Association ("PNC") to be held or disbursed in accordance with the terms of the Bond Release and Escrow Agreement (as defined in Section 1.07 below); and

            (c) the balance will be paid to Sellers in immediately available funds.

The Purchase Price shall be allocated among Sellers in proportion to their respective holdings of the Shares (each Seller's "Pro Rata Share"), as set forth on Schedule 2.05. As used herein, the term "Real Property Purchase Price" means the Purchase Price (as defined in Section 2 of the Real Property Transfer Agreement).

      1.04. Working Capital Adjustment.

            (a) Not more than 10 business days prior to the Closing Date, Sellers will, in good faith, estimate the Working Capital of the Company as of the Closing Date on a reasonable basis using the Company's then available financial information. The amount of Working Capital as so estimated by Sellers is hereinafter referred to as "Estimated Working Capital". At the Closing, the Purchase Price (with proportionate allocation as between the cash portion and the escrow portion) will be adjusted on a dollar-for-dollar basis as follows: if Estimated Working Capital exceeds $6,682,608 (the "Target Working Capital"), then the Purchase Price will be increased by the amount of such excess; if Estimated Working Capital is less than Target Working Capital, then the Purchase Price will be decreased by the amount of such deficiency. As used herein, "Working Capital" means the sum of the following:

            (i) current assets of the Company; minus

            (ii) any current assets of the Company which are Excluded Assets; minus

            (iii) current liabilities of the Company; plus

            (iv) any current liabilities of the Company which are Excluded Liabilities; plus

            (v) any Approved Capital Expenditures.

in each case determined in accordance with Schedule 1.04 hereof and, to the extent not inconsistent with Schedule 1.04, in accordance with generally accepted accounting principles ("GAAP") applied in a manner consistent with that used by the Company in preparing its historical financial statements; provided, however, that for purposes of calculating Estimated Working Capital and Closing Working Capital, the term "Working Capital" shall include as a "current liability of the Company" the Section 1374 Amount (as defined in Section 6.04(b)(iv) hereof) (such current liability, as included on the Closing Balance Sheet, the "Section 1374 Reserve"). As used herein, the term "Approved Capital Expenditures" means the actual costs expended by the Company between the date hereof and the Closing Date to purchase (including installment payments on) assets that (i) would be characterized as long-term assets on a balance sheet prepared in accordance with GAAP, and (ii) either (A) are permitted pursuant to
Section 4.01 hereof, or (B) are approved in writing by Buyer. By way of example, Exhibit B sets forth a balance sheet (the "Current Balance Sheet") of the Company as of October 31, 2005 (the "Financial Statement Date"), and a calculation of Working Capital as of such date therefrom (assuming that all assets which could qualify as Excluded Assets (i.e., if they were in fact dividended, cancelled or distributed, as contemplated by Section 1.02(a)) are deemed to be Excluded Assets).

            (b) Sellers and Buyer shall, on a weekend reasonably close to the Closing Date to be mutually agreed upon by the parties, jointly count the inventory of the Company. Within 60 days after the Closing Date, Buyer will prepare and deliver to Sellers a balance sheet of the Company as of the Closing Date (as the same may be adjusted in accordance with this subsection, the "Closing Balance Sheet") together with the related statement of income or loss for the period beginning immediately following the Financial Statement Date through the Closing Date (collectively with the Closing Balance Sheet, the "Closing Financial Statements"). The Closing Financial Statements shall be prepared using the accounting principles, policies and practices set forth on
Schedule 1.04, and shall include Buyer's calculation of Working Capital as of the Closing Date (as the same may be adjusted in accordance with this subsection, "Closing Working Capital"). Sellers will have a period of 30 days after their receipt of the Closing Balance Sheet and calculation of Closing Working Capital to review the same and to notify Buyer of any disputes regarding the same. As part of such review, Sellers and their advisors will have reasonable access to Buyer's work papers and to the preparers of the Closing Balance Sheet and to the books and records on which the Closing Balance Sheet is based. If Sellers notify Buyer of any dispute within such review period, then the parties shall negotiate in good faith in an effort to resolve such dispute. If Sellers (i) fail to so notify Buyer of any objections or proposed changes within the review period, (ii) notify Buyer that they have no objections or proposed changes to any of such items, or (iii) agree with Buyer in writing on the resolution of all such objections or changes within 30 days following delivery to Buyer of such objections or proposed changes, then the Closing Balance Sheet and the Closing Working Capital as proposed by Buyer, with any changes as may be agreed upon in writing with Sellers, shall be final and binding. If Sellers notify Buyer of a dispute and the parties are unable to resolve such dispute within 30 days after Buyer receives notice of the same, then either party may submit such dispute to an independent accounting firm of recognized national or regional standing mutually acceptable to Buyer and Sellers for resolution or, if they cannot agree, a Big Four accounting firm chosen by lot (after elimination of those Big Four accounting firms having relationships with the parties). Each of Buyer and Sellers will be afforded the opportunity to present to such accounting firm any material related to the determination and to discuss the determination with such accountants. The determination by such accounting firm will be conclusive and binding upon the parties. The fees and expenses of such accounting firm will be shared equally by Sellers and Buyer.

            (c) If Closing Working Capital, as finally determined, (i) is less than Estimated Working Capital, Sellers shall pay to Buyer an amount in cash equal to the dollar amount of such deficiency, or (ii) is in excess of Estimated Working Capital, then Buyer shall pay to Sellers (pro rata in the same manner and proportion as the distribution of the Purchase Price) an amount in cash equal to the dollar amount of such excess. Any payment under this subsection will be made within 15 days after Closing Working Capital has been finally determined, and will bear interest from the Closing Date through the date of payment at the rate of 8% per annum. Buyer, in its sole discretion, shall have the right (but not the obligation) to receive any payment owed to Buyer under this subsection by instructing the Escrow Agent to return any such deficiency, plus interest, to Buyer from the Escrow Fund.

      1.05. Closing. Subject to the satisfaction and/or waiver of the closing conditions set forth in Article V hereof, the closing of the transactions contemplated hereby (the "Closing") will take place on the third business day following HSR Clearance (as defined in Section 4.05(a) hereof) at the offices of Cohen & Grigsby, P.C., 11 Stanwix Street, 15th Floor, Pittsburgh, Pennsylvania 15222, or at such other place, or on such other date not later than January 31, 2006 (the "Outside Date"), as the parties may mutually agree upon. The date on which the Closing actually occurs is referred to herein as the "Closing Date."

      1.06 Withholding Obligations. Each of Buyer and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any Mandatory Withholding Amount (as defined below). To the extent that such amount is so withheld by Buyer or the Company, as the case may be, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the Person with respect of which such deduction and withholding was made by Buyer or the Company, as the case may be. Buyer shall also have the right to collect Forms W-8 or W-9, or such other forms relating to United States federal withholding obligations as may be applicable, from Sellers or any other relevant Person. As used herein, the term "Mandatory Withholding Amount" means the amount which the Company and/or Buyer is required under the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable Tax law, to deduct and withhold from the payments contemplated by this Agreement, as (i) mutually agreed in writing by Sellers and Buyer, or (ii) if Sellers and Buyer are unable to agree on such amount, then as determined in writing by an independent tax counsel reasonable acceptable to both Buyer and Sellers (the fees of which counsel shall be borne equally by the Company and Sellers).

      1.07 Bond Defeasance; Raffles Letter of Credit.

            (a) Post-Closing Bond Defeasance. Capitalized terms used, but not defined in this Section 1.07(a), have the meanings given to such terms on
Schedule 1.07(a) hereto. The parties acknowledge and agree that the obligations of the Company in respect of the Bonds and under the PNC Security Documents constitute "Indebtedness" of the Company, that such obligations may be satisfied (defeased) only in compliance with the requirements under the Indentures and such PNC Security Documents, and that such requirements make it impracticable or impossible for Sellers to satisfy such Indebtedness on or prior to the Closing. Accordingly, the parties acknowledge and agree as follows:

                  (i) Notice of Redemption. On or immediately following the Closing Date, Sellers will cause the Current Trustee to give a notice of redemption under all of the then outstanding Bonds (the "Then Outstanding Bonds") (it being acknowledged that Sellers may cause the 1992 Bonds to be satisfied (defeased) prior to Closing), with such redemption to take place as soon as practicable following the date of such notice but in no event later than ninety (90) days following the Closing Date (the "Applicable Redemption Date").

                  (ii) Release of PNC Security Interests; Bond Escrow Fund. Sellers will use their commercially reasonable efforts to enter into a written agreement with PNC prior to Closing, in form and substance reasonably satisfactory to Sellers, PNC and Buyer (the "Bond Release and Escrow Agreement"), pursuant to which:

                  (A) PNC will allow the Bond L/C to remain in place post-Closing for purposes of facilitating a redemption of the Then Outstanding Bonds;

                  (B) Sellers will, on the Closing Date, cause to be deposited (out of the Purchase Price proceeds) into an account controlled by and in the name of PNC (the "Bond Escrow Account") an amount (the "Post-Closing Bond Defeasance Amount") equal to the sum of:

                        (1) the total outstanding principal amounts of the Then Outstanding Bonds as of the Closing Date;

                        (2) the total amount of interest payable (assuming the maximum interest rate permitted thereunder) on the Then Outstanding Bonds between the Closing Date and the Applicable Redemption Date; and

                        (3) the costs and expenses otherwise reasonably expected to be incurred by PNC or by the Current Trustee in connection with the defeasance of the Then Outstanding Bonds;

                  (C) PNC will release all of the PNC Security Interests as of the Closing Date; and

                  (D) PNC will have the right to reimburse itself out of the Bond Escrow Account for all such costs incurred by it in connection with the redemption of the Then Outstanding Bonds, with any remaining amounts in such Bond Escrow Account to be used first to pay the costs and expenses of the Current Trustee and second to be refunded to Sellers following such defeasance.

                  (iii) Trustee Security Interests to Remain In Place. Buyer does hereby consent to the continued existence of the Trustee Security Interests pending the redemption of the Then Outstanding Bonds.

                  (iv) Redemption Date Actions. On the Applicable Redemption Date, (A) Sellers will take, and Buyer will cause the Company to take (at the Sellers' request and expense), such reasonable actions as are necessary to satisfy the conditions of such redemption, including, as applicable, the delivery of any required opinions concerning the defeasance, (B) the Current Trustee's costs and expenses will be paid out of the Bond Escrow Account, and
(C) the Current Trustee will be asked to execute a release and satisfaction, including with respect to the Trustee Security Interests.

            (b) Raffles Letter of Credit. Prior to Closing, Sellers and Buyer will cooperate with each other and take such actions as are reasonably necessary to cause (i) the Company's current letter of credit (issued by PNC) in support of the Company's self-insurance arrangement with Raffles Insurance LTD (as more fully described on Schedule 2.22, the "Existing Raffles LOC") to be cancelled, and (ii) a new letter of credit (issued on behalf of the Buyer and/or the Company) to be substituted in place of such Existing Raffles LOC. It is the intention of the parties that any costs and expenses associated with the termination of the Existing Raffles LOC (e.g., any early termination fees and expense under the line of credit facility pursuant to which such Existing

Raffles LOC has been issued) will be borne by Sellers, and that any costs and expenses incurred in connection with the new letter of credit will be borne by Buyer. In the event that it is impracticable or impossible to effect such letter of credit substitution by the Closing Date, whether due to legal impediments in the documents governing the Raffles relationship or otherwise, then the parties agree to cooperate in good faith to find an alternative arrangement which preserves such insurance relationship for the benefit of the Company post-Closing, but which does not otherwise affect the relative economic costs and benefits otherwise contemplated by such letter of credit substitution.

      1.08 Post-Closing Bonus and Profit Sharing Payments. Buyer agrees to cause the Company to pay, promptly (and in no event more than sixty (60) days) following the Closing, to the Company's employees, those bonus and profit sharing payments described on Schedule 1.08.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Except as set forth on the corresponding numbered sections (each a "Schedule") of the initial disclosure letter attached hereto as Exhibit C (as the same may be amended or supplemented by Sellers prior to the Closing Date to reflect changes in the ordinary course of business after the date hereof, but only to the extent not resulting from a breach by Sellers of their covenants and agreement set forth in Article IV hereof, the "Disclosure Letter"), each Seller hereby represents and warrants to Buyer as follows:

      2.01. Organization and Qualification. The Company is a corporation duly organized and validly subsisting in the Commonwealth of Pennsylvania. The Company is duly qualified to do business as a foreign corporation and is in good standing (or validly subsisting, as applicable) in all jurisdictions in which the ownership of its properties or the nature of its business makes such qualification necessary, except to the extent that the failure to be so qualified, individually or in the aggregate, is not likely to have a Material Adverse Effect, and all of such jurisdictions are listed on Schedule 2.01. As used herein, the term "Material Adverse Effect" means any effect or change that would be materially adverse to the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Company, taken as a whole, or to the ability of Sellers to consummate timely the transactions contemplated hereby; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse change, event, development, or effect to the extent arising from or relating to (1) general business or economic conditions, (2) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) the taking of any action contemplated by this Agreement and the other Transaction Documents, (6) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, or (7) changes in customer, supplier, employee or other commercial relationships of the Company after the date hereof to the extent resulting from public or industry knowledge of the transactions contemplated hereby.

      2.02. Power and Authority. The Company has the corporate power and authority to own its assets and to conduct its business as presently conducted and to execute, deliver and perform the Transaction Documents to which it is a party.

      2.03. Execution and Enforceability. This Agreement has been, and on the Closing Date the other Transaction Documents to which such Seller is or is designated to be a party will be, duly and validly executed and delivered or made available by such Seller and, assuming the due and valid authorization, execution and delivery of such agreements by Buyer and each other party thereto constitute (or upon the execution and delivery thereof by such Seller will constitute) legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights and remedies or by equitable principles. The Transaction Documents to which the Company is or is designated to be a party have been duly authorized by all requisite corporate action on the part of the Company and will be duly and validly executed and delivered by the Company and, assuming the due and valid execution and delivery of such agreements by each other party thereto, will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights and remedies or by equitable principles.

      2.04. No Breach, Default, Violation or Consent. Assuming that the Company or Sellers obtain all the consents under Business Agreements and Business Permits listed on Schedule 2.04, the execution, delivery and performance by each Seller of this Agreement and the Transaction Documents to which such Seller is a party, and the execution, delivery and performance by the Company of the Transaction Documents to which the Company is a party, do not and will not:

            (a)   violate the Company's charter or bylaws;

            (b) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, result in the creation of any Lien on the assets of the Company (other than Excluded Assets) under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any Business Agreement or Business Permit or any other agreement to which any Seller is a party or by which any Seller or any of the Shares held by such Seller is bound;

            (c) breach or otherwise violate any order, writ, judgment, injunction or decree (each a "Governmental Order") issued by any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each a "Governmental Entity") which names the Company or such Seller or is directed to the Company, such Seller or any of their respective assets;

            (d) result in any material violation of any law, rule, regulation, administrative order, ordinance or code of any Governmental Entity (each a "Governmental Rule"); or

            (e) require any material consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity, including any Governmental Entity (each a "Person"), other than such filings and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder, as amended (the "HSR Act").

      2.05. Title to Shares. Such Seller owns the Shares listed on Schedule 2.05 as being owned by such Seller. Such Seller has good and marketable title (subject to compliance with applicable federal and state securities laws) to the Shares which are to be transferred to Buyer by such Seller pursuant hereto and, upon consummation of the purchase contemplated hereby, Buyer will acquire from such Seller good and marketable title to such Shares, free and clear of all Liens.

      2.06. Capitalization; Phantom Equity.

            (a) The authorized capitalization of the Company consists of 1,297,500 shares of common stock, no par value. The Shares (i) consist of 347,270 shares of such common stock, (ii) were duly authorized and validly issued and are fully-paid and non-assessable, and (iii) constitute all of the issued and outstanding shares of the Company's capital stock. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

            (b) There are no outstanding or authorized (i) options, warrants, subscriptions, agreements or other rights for the acquisition (from the Company or any Seller) of shares of capital stock of the Company, (ii) securities or other obligations of the Company which are convertible into or exchangeable for such shares or (iii) options, sale agreements, shareholder agreements, pledges, proxies, voting trusts, powers of attorney, restrictions on transfer or other agreements or instruments which are binding on such Seller and which relate to the ownership, voting or transfer of any of the Shares. The Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof.

            (c) There are 10,473 Performance Units granted under the Phantom Plan of which 7,163 units are vested as of the date hereof and the balance of which are currently unvested. Except for the Phantom Plan, such Change-In Control Agreements and such Performance Units, there are no outstanding or authorized phantom stock, phantom equity, stock appreciation or other contractual rights which are designed to afford the holder thereof with economic rights which are similar to the economic rights of the holders of the Company's capital stock. Section 2.06(c) of the Disclosure Letter sets forth a complete and accurate list of all holders of outstanding Performance Units, indicating the date of grant of such Performance Units, and the vesting schedule (including any acceleration provisions with respect thereto). The Company has provided to Buyer complete and accurate copies of the Phantom Plan and all Change-In Control Agreements.

            (d) There is no agreement, written or oral, between the Company and any holder of its securities, or among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights), or voting of the capital stock of the Company.

      2.07. Financial Matters; Undisclosed Liabilities.

            (a) The books of account and other financial records of the Company, all of which have been made available to Buyer, are correct and complete in all material respects, represent actual, bona fide transactions and have been maintained in accordance with sound business and accounting practices. Each transaction is properly and accurately recorded in the books and records of the Company, and each document upon which entries in the Company's books and records are based is correct and complete in all material respects. The Company maintains an adequate system of internal accounting controls.

            (b) Sellers have previously delivered or made available to Buyer correct and complete copies of (i) the Company's audited balance sheets and statements of income as of and for its fiscal years ended December 31, 2002, 2003 and 2004, including the footnotes thereto (the "Audited Financial Statements"), and (ii) the Company's unaudited interim balance sheet and statements of income as of and for the ten months ended October 31, 2005 (the "Current Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). The Financial Statements fairly present in all material respects the financial condition of the Company as at the end of the periods covered thereby and the results of its operations and the changes in its financial position for the periods covered thereby, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of the Current Financial Statements, to normal year-end audit adjustments and the lack of footnotes and other presentation items.

            (c) As of the Financial Statement Date, the Company had no liabilities that would be required to be set forth on a balance sheet prepared in accordance with GAAP, except liabilities stated or adequately reserved against on the Current Financial Statements (and only to the extent of the amount provided for therein).

            (d) The Company does not have any liabilities that would be required to be set forth on a balance sheet prepared in accordance with GAAP, except liabilities (i) stated or adequately reserved against on the Current Financial Statements (and only to the extent of the amount provided for therein), or (ii) incurred in the ordinary course of business after the Financial Statement Date.

            (e) Invoiced Product. The Company has not recognized revenue for any products that have not been shipped as of the date one day prior to the Closing Date.

      2.08. Tax Matters.

            (a) All returns, declarations, reports and information statements with respect to Taxes which are required to be filed by or on behalf of the Company with any Governmental Entity, including any consolidated, combined or unitary Tax returns (collectively, "Tax Returns"), have been properly prepared and filed and correctly state in all material respects the Company's Tax liability.

            (b) The Company has paid, or has made adequate reserves on its books (excluding reserves for deferred Taxes) for the payment of, all taxes, charges, fees, levies and assessments (whether computed on a separate, consolidated, combined, unitary or other basis), including all income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, net worth, business and occupation, disability, social security, employment, payroll, license, estimated, stamp, custom duties, severance and withholding taxes or charges, imposed by any Governmental Entity, and any interest or penalties thereon (collectively, "Taxes" and any of them a "Tax"), shown to be due on such Tax Returns or claimed to be due by any Governmental Entity or which the Company otherwise is liable for or is required to withhold on behalf of any other Person.

            (c)   [Intentionally Omitted]

            (d) There is no proposed assessment of any additional Taxes against the Company by any Governmental Entity or, to Sellers' knowledge, of any basis for any such assessment (whether or not reserved against).

            (e) The Company is not currently being audited by any Governmental Entity, and no such audit is pending or, to Sellers' knowledge, threatened.

            (f) The Company: (i) has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has not made any payments, is not obligated to make any payments, nor is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code (determined without regard to Section 280G(b)(4) of the Code); and (iii) has no actual or potential liability for any Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of law), or as a transferee or successor, by contract, or otherwise.

            (g) None of the assets of the Company: (i) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

            (h) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or corresponding Tax laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

            (i) The Company has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

            (j) At all times since July 1, 1996, for federal income Tax purposes, the Company has validly been treated as an "S Corporation" within the meaning of Section 1361(a) of the Code and has validly been treated in a similar manner for purposes of the income Tax laws of all states in which it has been subject to taxation.

            (k) Sellers are eligible to make a Section 338(h)(10) Election with respect to the purchase and sale of the Shares.

            (l) Except with respect to the Company's prior subsidiary, Flexible Metal, Inc., there is not and has not been an election under Treasury Regulation
Section 301.7701-3 (or similar provisions of foreign, state or local Tax law) to treat any subsidiary as an entity disregarded from its owner for Tax purposes.

            (m) The Company does not own any interest in an entity that is characterized as a partnership for federal income Tax purposes.

      2.09. Litigation. There is no pending or, to Sellers' knowledge, threatened suit, investigation, action or proceeding by or before any Governmental Entity (a) against the Company or its assets, (b) against a Seller involving the Company or (c) which would reasonably be expected to prevent or hinder the consummation of the transactions contemplated by this Agreement. There is not in existence on the date hereof, and there will not be on the Closing Date, any Governmental Order, of any Governmental Entity enjoining or requiring the Company to take any action of any kind with respect to its business, assets or properties.

      2.10. Absence of Certain Changes and Events. Since the Financial Statement
Date:

            (a) the Company has not incurred any material obligation or liability that would be required to be set forth on a balance sheet prepared in accordance with GAAP except for normal trade obligations incurred in the ordinary course of business;

            (b) no Lien has been placed on any of the assets of the Company which remains in existence on the date hereof or will remain on the Closing Date;

            (c) no uninsured casualty, loss or damage in excess of $250,000 in the aggregate has occurred with respect to any of the Company's assets;

            (d) the Company has not sold, transferred or otherwise disposed of any of its properties or assets or any interest therein, or agreed to do any of the foregoing, except for sales of inventory in the ordinary course of business;

            (e) the Company has not written off as uncollectible any accounts receivable, or written down the value of any of its assets, except in each case in the ordinary course of business and at a rate not greater than during the 12-month period ending on the Financial Statement Date;

            (f) no executive officer of the Company has left his or her employment with the Company;

            (g) the Company has not granted, and is not committed to grant, any salary or wage increases to any of its employees other than in the ordinary course of business and consistent with past practice;

            (h) the Company has not made, or committed to make, any capital expenditures in excess of $250,000 in the aggregate;

            (i) the Company has not introduced any material change with respect to its business, including with respect to the products or services it sells, the areas in which such products or services are sold, its methods of manufacturing or distributing its products, the levels of inventory that it maintains, its marketing techniques or its accounting methods;

            (j) there has not been any labor dispute or claim of unfair labor practices involving the Company; any change, other than in the ordinary course of business consistent with past practice, in the compensation (in the form of salaries, wages, incentive arrangements or otherwise) payable or to become payable by the Company to any of its agents or independent contractors, or any payment or arrangement made to or with any of such agents or independent contractors; entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any officer, director or employee of the Company;

            (k) there has not been any change, and Sellers have not obtained any information concerning a prospective change, with respect to the officers or management of the Company, any grant of any severance or termination pay to any officer or employee of the Company or any increase in benefits payable under any existing severance or termination pay policies or employment agreements;

            (l) there has not been any material change in the manner of keeping books, accounts or records, accounting methods or practices, standard costs, credit practices or collection or pricing policies used by the Company;

            (m) the Company has not entered into any other material transaction other than transactions in the ordinary course of business;

            (n) there has not been any change in the kind and amount of insurance maintained by the Company;

            (o) the Company has not made any payment on any Indebtedness or capital leases, except regularly scheduled payments pursuant to the terms of such Indebtedness;

            (p) the Company has not entered into any agreement, whether in writing or otherwise, that would result in any of the transactions or events or require the Company to take any of the actions specified in paragraphs (a) through (o) above; and

            (q) to Sellers' knowledge, no event has occurred and no condition exists which, individually or in the aggregate, has had, or is likely to have, a Material Adverse Effect.

      2.11. Customers and Suppliers. Schedule 2.11 sets forth a correct and complete list of the top fifteen (i) customers, (ii) representatives, (iii) dealers or distributors (collectively, "Distributors"), and (iv) suppliers of the Company (in each case, in terms of dollar volume of goods and services purchased or sold) during its fiscal year ended December 31, 2004 and during the ten months ended October 31, 2005. The Company is not required to provide any material bonding or other financial security arrangements in connection with any of its transactions with any such customer, representatives, Distributor or supplier. Since the Financial Statement Date, no such customer, representative, Distributor or supplier has terminated its relationship with, or materially reduced its purchases from or sales to, the Company, and Sellers have no knowledge that any such customer, representative, Distributor or supplier intends to terminate its relationship with, or materially reduce its purchases from or sales to, the Company.

      2.12. Constituent Documents and Government Rules. The Company is in compliance (a) with its charter and bylaws (correct and complete copies of which have been delivered to Buyer) and (b) in all material respects with all Governmental Rules applicable to the Company or its business or assets.

      2.13. Governmental Orders. Schedule 2.13 sets forth a correct and complete list of all Governmental Orders that name the Company or are directed to the Company or any of its assets, together with the Governmental Entity which issued the same and the general subject matter thereof. The Company is in compliance with all such Governmental Orders.

      2.14. Business Permits; Industry Certifications.

            (a) Schedule 2.14(a) sets forth a correct and complete list of all permits, licenses, franchises, certificates, authorizations, consents and approvals that are required to operate the business of, or are otherwise held by the Company (collectively, the "Business Permits"), and indicates for each whether any consent or other action is required in order for the same to remain in full force and effect following the Closing. No violations have been recorded against any such Business Permit; no citation, notice or warning has been issued by any Governmental Entity with respect to any such Business Permit; no investigation or hearing has been held by or before any Governmental Entity with respect to any such Business Permit; and, the Company has not received any notice from any Governmental Entity that it intends to cancel, revoke, terminate, suspend or not renew any such Business Permit. Each Business Permit is validly held by the Company and is in full force and effect, and the Company is in material compliance with all such Business Permits. The Business Permits are sufficient in order for the Company to conduct its business under applicable Governmental Rules.

            (b) Schedule 2.14(b) sets forth a correct and complete list of all certifications and accreditations of any industry standards association that the Company has in respect of any of its products (collectively, the "Industry Certifications"). The Company (i) has made available to the Buyer complete and accurate copies of each of the Industry Certifications, (ii) has not received any notice from the entity or association responsible for granting any such Industry Certifications that the Company is not in compliance with such Industry Certifications, and (iii) does not hold itself out as holding any other Industry Certifications.

      2.15. Environmental Matters.

            (a) Schedule 2.15 sets forth a correct and complete list of all reports of environmental audits or investigations that have been performed by or on behalf of any Seller, or the Company, or that are otherwise in any Seller's or the Company's possession, custody or control with respect to any Company operation or activity or real property now or previously owned, leased, occupied or used by the Company. The Company has provided or made available to Buyer all material documents, records and information known to the Company, whether prepared by the Company or by others, concerning any environmental or health and safety matter relevant to the Company or to any property now or formerly owned, leased, occupied or used by the Company, including without limitation, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Substances, and reports, correspondence, permits, licenses, approvals, consents and other authorizations related to environmental or health and safety matters issued by any Governmental Entity.

            (b) Since January 1, 1993 (the "Current Operations Date") and, to Sellers' knowledge, prior to such date, no Hazardous Substances have been generated, used, processed, treated, stored, released, handled, recycled, transported or disposed of by the Company, except in compliance with applicable Environmental Rules in all material respects.

            (c) The Company has not received any request for information, demand, administrative inquiry, notice of claim, notice of intent to bring a "citizens suit" under any Environmental Rules, informal complaint or claim, or other notification or information indicating that, it is or may be potentially liable or responsible under Environmental Rules, and there is no civil, administrative or criminal proceeding pending or, to the knowledge of Sellers, threatened against the Company or any Person for whose conduct the Company is or may be held responsible, under any Environmental Rules.

            (d) Sellers have no knowledge of information that would reasonably be expected to give rise to a claim that the Company's present or former employees may have been injured by exposure to conditions existing in the workplace, including, but not limited to, exposure to asbestos or welding fumes.

            (e) No underground or aboveground storage tanks are located on any real property now or, to Sellers' knowledge, formerly owned, leased, occupied or used by the Company (other than any identified in the reports referred to in paragraph (a) above). To Sellers' knowledge, no polychlorinated biphenyls ("PCBs") or equipment containing PCB's; asbestos or asbestos containing materials; lead or lead based paint; urea formaldehyde foam insulation; or toxic mold are present at any property currently owned, leased, occupied or used by the Company.

            (f) Since the Current Operations Date, and to Sellers' knowledge, prior to such date, the Company has complied with and is in compliance with all Environmental Rules in all material respects, and holds and is in compliance in all material respects with all environmental permits, certificates, licenses, approvals, registrations and authorizations required under all Environmental Rules ("Company Environmental Permits"). All Company Environmental Permits are in full force and effect in accordance with their terms. To the knowledge of Sellers, no appeal or any other proceeding is pending to modify or revoke any such Company Environmental Permit. The Company has provided or made available to Buyer the Company Environmental Permits.

            (g) Since the Current Operations Date and, to Sellers' knowledge, prior to such date, neither the Company, nor, to Sellers' knowledge, any Person for whose conduct the Company is or may be held responsible, has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any Hazardous Substances to or at any location that is listed or proposed for listing on the National Priorities List (the "NPL") promulgated pursuant to CERCLA, the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"), or any list of sites under any analogous state program. To the knowledge of Sellers, no solid waste or hazardous waste transporter or owner of any treatment storage or disposal facility, that in either case, has been used by the Company has any liability involving the transportation, treatment, storage or disposal of solid waste or hazardous waste of the Company.

            (h) Since the Current Operations Date and, to Sellers' knowledge, prior to such date, except as authorized by Environmental Rules, (i) neither the Company, nor, to Sellers' knowledge, any Person for whose conduct the Company is or may be held responsible, has Released any Hazardous Substances on, in, from, under or at any real property now or, to the knowledge of Sellers, formerly owned, leased, occupied or used by the Company, and (ii) no Hazardous Substances have been Released by the Company, or to Sellers' knowledge, by any other any Person for whose conduct the Company is or may be held responsible into, are threatened to be Released into, or have come to be located in the Environment at any property now or formerly owned, leased, occupied or used by the Company, and no such property is listed or proposed for listing on the NPL, CERCLIS or any equivalent list of sites under any analogous state program.

            (i) There is no hazardous waste treatment, storage or disposal facility, landfill, surface impoundment or underground injection well (as those terms are defined by Environmental Rules) located at any of the real property now or, to the knowledge of Sellers, formerly owned, leased, occupied or used by the Company or at facilities currently or, to the knowledge of Sellers, formerly utilized by the Company.

            (j) There are no environmental Liens recorded on any properties owned by the Company.

            (k) No consent, approval, authorization, registration or filing is required under Environmental Rules in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Except for the representations and warranties in Section 2.13, the representations and warranties contained in this Section 2.15 are the exclusive representations and warranties in this Agreement dealing with the Company's compliance with Environmental Rules and Company Environmental Permits.

      As used in this Agreement the following terms have the following meanings.

            "Environment" means soil, sediment, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supplies, land, surface or subsurface strata, ambient air (including indoor air), plant and animal life (including fish and all other aquatic life), and any other environmental medium or natural resources.

            "Environmental Rule" means any Governmental Rule that relates to Hazardous Substances, pollution or protection of the Environment, natural resources, public health or safety, including any Governmental Rule relating to the generation, use, processing, treatment, storage, release, transport or disposal of Hazardous Substances, together with all rules, regulations and orders issued thereunder, as any of the same may be amended, including, but not limited to the following:

the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq. ("CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C.ss. 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C.ss. 1251 et seq.; the Clean Air Act, 42 U.S.C.ss. 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C.ss.ss. 2601 through 2629; the Oil Pollution Act, 33 U.S.C. ss. 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C.ss. 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f through 300j; and all similar Governmental Rules of any Governmental Entity having jurisdiction over the assets or activities of the Company.

            "Hazardous Substance" means any substance that constitutes, in whole or in part, a pollutant, contaminant or toxic or hazardous substance or waste under, or the generation, use, processing, treatment, storage, Release, transport or disposal of which is regulated by, any Governmental Rule.

            "Release" has the meaning given to it in CERCLA.

      2.16. Real Property.

            (a) Schedule 2.16 sets forth a correct and complete list of all real property (other than the Excluded Real Property (as defined below)) that is owned, leased, occupied or used by the Company (collectively, the "Real Property") and indicates whether such property is owned (the "Owned Real Property") or leased (the "Leased Real Property") by the Company. Fee simple ownership of all Owned Real Property is vested in the Company free and clear of all Liens other than Real Property Permitted Liens. Fee simple ownership of all Leased Real Property is vested in the Dormont Realty Partners, L.P. ("DRP"), free and clear of all Liens. As used herein, (i) the term "Excluded Real Property" means that certain real property owned by DRP that is located in Penn Township and known as Lot 17 of Bushy Run Corporate Park and designated as Tax Map # 55-05-00-0-088-00-00 in the Westmoreland County records, and (ii) the term "Real Property Permitted Liens" means collectively, any Permitted Liens and any other Liens described as such on Schedule 2.16(a).

            (b) Schedule 2.16 sets forth a correct and complete list of (i) all leases, subleases and other material agreements or rights pursuant to which any Person has the right to occupy or use any Real Property owned by the Company and
(ii) all leases, subleases and other material agreements or rights pursuant to which the Company has the right to occupy or use any Real Property owned by others.

            (c) All buildings and other improvements located on the Real Property and the use of the Real Property by the Company comply with all Governmental Rules relating to safety, zoning, utilities, land sales and land use and with all easements, covenants and other restrictions applicable to the Real Property, and the Company has not received written notice of a violation of any of such Governmental Rule, easement, covenant or other restriction.

            (d) The Real Property: (i) is adequately serviced by all utilities necessary for the Company to conduct its business as currently conducted thereon; (ii) has adequate means of ingress and egress, either directly or by means of perpetual easements or rights-of-way which run with the Real Property; and (iii) is not located in whole or in part within an area identified as a flood hazard area by any Governmental Entity. To Sellers' knowledge, there are no material defects in the physical condition of any land, buildings or improvements constituting part of the Real Property, including without limitation, structural elements, mechanical systems, parking and loading areas, and all such buildings and improvements have been maintained in accordance with good engineering practices.

            (e) The Company has not sublet any portion of any of the Real Property. Other than the Company, no party has the right to occupy, possess or use any portion of the Real Property (subject to the rights of DRP under the lease agreements between the Company and DRP with respect to the Leased Real Property).

            (f) There are no actions, suits or proceedings (including arbitration or condemnation proceedings) pending or, to Sellers' knowledge, threatened, which could have a material adverse effect on any portion of the Real Property or the Company's interest therein, at law or in equity or before or by any Governmental Entity.

            (g) The Company has never owned nor held any ownership interest in the Excluded Real Property.

      2.17. Personal Property.

            (a) Schedule 2.17 sets forth a correct and complete list of (i) all Equipment owned by the Company for which the Company maintains a depreciation schedule, and (ii) each lease pursuant to which the Company leases any Equipment where the total remaining payments under such lease are in excess of $100,000. As used herein, the term "Equipment" means any machinery, tools, fixtures, vehicles, computer hardware, furniture or similar items that are either owned or leased by the Company in the operation of its business.

            (b) The Equipment is in good repair and operating condition and is suitable for the purposes for which it is used, normal wear and tear excepted. The Equipment constitutes all equipment, machinery, fixtures, vehicles, computer hardware and furniture necessary for the Company to conduct its business as currently conducted.

            (c) All raw material, work-in-process and finished goods inventory of the Company (i) is set forth on Schedule 2.17(c); (ii) is in all material respects usable or salable, as applicable, in the ordinary course of business (except to the extent of applicable reserves therefor contained in the Current Financial Statements or on the Closing Balance Sheet); (iii) except for such items acquired or produced after the Financial Statement Date, is reflected on the Current Financial Statements at the lower of cost (with inventories being recorded at standard cost, which approximates actual costs determined on a first-in, first-out basis) or market in accordance with GAAP applied on a consistent basis, with adequate provisions or adjustments having been made for inventory obsolescence and shrinkage; and (iv) is of the type and quantity necessary to conduct the business of the Company in a manner consistent with past practices.

            (d) All accounts receivable of the Company (i) represent amounts receivable for goods actually delivered or services actually provided (or, in the case of non-trade receivables, represent amounts receivable in respect of other bona fide business transactions), (ii) to Sellers' knowledge, are not subject to any material defenses or counterclaims, (iii) have been billed and are generally due and payable within 30 to 60 days after billing (although certain customers as set forth on Schedule 2.17(d) have been granted longer terms as set forth on Schedule 2.17(d)) and (iv) are fully collectible in the ordinary course of business except, in the case of receivables arising prior to the Financial Statement Date, to the extent of the reserves set forth in the Current Financial Statements and, in the case of receivables arising after such date, to the extent of a reasonable allowance as set forth on Schedule 2.17(d) (consistent with past practice) for bad debts. The Company has no accounts or loans receivable from any director, officer, employee or affiliate of the Company. Since the Financial Statement Date, the Company has collected its accounts receivable in the ordinary course of business and in a manner consistent with past practices and has not accelerated any such collections.

            (e) The Company has no subsidiaries, and the assets of the Company do not include any stock, partnership interest, joint venture interest or other equity interest in any other Person.

            (f) Schedule 2.17(f) sets forth a correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature, the type and number of all such accounts and the names of all persons authorized to make withdrawals therefrom.

      2.18. Intellectual Property.

            (a) As used herein, the term "Intellectual Property" means (1) all patents, registered and unregistered trademarks, service marks, logos, corporate and trade names, trade dress, logos, packaging design, slogans, domain names and registered and unregistered copyrights, and all applications therefor, and (2) to the extent not otherwise falling within clause (1) of this definition, all Trade Secrets. "Trade Secrets" means trade secrets, inventions, discoveries, invention disclosures, techniques, algorithms, data, processes, methods, formulae, designs, computer software, confidential or proprietary information, research in process, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, Beta testing procedures, Beta testing results, know-how and ideas, in each case that have proprietary value arising out of their non-public nature.

            (b) Schedule 2.18 sets forth a correct and complete list of all Intellectual Property that is owned by the Company (collectively, the "Owned Intellectual Property"); provided, that Schedule 2.18 need not list any Owned Intellectual Property constituting know-how, trade secrets, unregistered copyrights or other types of Intellectual Property which, by their nature, are not readily susceptible to finite identification and disclosure.

            (c) Schedule 2.18 sets forth a list of all licenses or other agreements pursuant to which any Person has the right to use any Owned Intellectual Property.

            (d) Schedule 2.18 sets forth a list of all licenses or other agreements pursuant to which the Company has the right to use any Intellectual Property owned by others (excluding "shrink wrap" or "click wrap" or similar licenses or agreements applicable to software applications that are generally available to the public) (such Intellectual Property, collectively, the "Licensed Intellectual Property").

            (e) The Company has the lawful right to use all of the Intellectual Property as currently being used by it, free and clear of all Liens that are registered at the United States Patent and Trademark Office, and, to Sellers' knowledge, no such use infringes upon or conflicts with in any material respect the lawful rights of any other Person, and, to Sellers' knowledge, neither the Company nor any of its employees has misappropriated any Third Party Rights. To Sellers' knowledge, no Person is using any Intellectual Property in a manner which materially infringes upon the lawful rights of the Company. The Owned Intellectual Property and the Licensed Intellectual Property (collectively, the "Company Intellectual Property") constitutes all of the Intellectual Property necessary for the Company to conduct its business as currently conducted.

            (f) There are no pending, or, to Sellers' knowledge, threatened claims against the Company or any of their respective former or current employees alleging that (i) any of the Company Intellectual Property or the business of the Company infringes or conflicts with the rights of any other party under any patent, trademark, service mark, copyright, trade secret, confidential information or other Intellectual Property ("Third Party Rights") or (ii) the Company or any of its employees has misappropriated any Third Party Rights. The Company has not received any communications alleging that any of the Company Intellectual Property is invalid or unenforceable.

            (g) All items of the Owned Intellectual Property which have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable.

            (h) No current or former employee or consultant of the Company, owns or, to Sellers' knowledge, has claimed any rights in or to, any of the Company Intellectual Property. To Sellers' knowledge, no employee of the Company has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than the Company.

            (i) The Company (i) has not directly or indirectly licensed or granted to anyone rights of any nature with respect to any of the Company Intellectual Property; and (ii) is not obligated to and does not pay royalties or other fees to anyone with respect to the ownership, use, license or transfer of any of the Company Intellectual Property.

            (j) The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned or purported to be owned or used or held for use by the Company relating to its business (the "Company Trade Secrets"), including, without limitation, requiring each employee and consultant with access to the Company Trade Secrets to execute a confidentiality agreement, the general forms of which have been provided to Buyer and, to Sellers' knowledge, there has not been any breach by any party to such confidentiality agreements.

      2.19. Title Matters. The Company has (a) good and marketable title to all assets purported to be owned by it and (b) good leasehold title to all assets purported to be leased by it, in each case free and clear of all liens, claims and encumbrances of any nature whatsoever (collectively, "Liens") other than Permitted Liens. No financing statement under the Uniform Commercial Code with respect to any such property or assets of the Company is active in any jurisdiction, and the Company has not signed any such active financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement. On the Closing Date the Company's assets will be free and clear of all Liens other than the following ("Permitted Liens"):

            (i) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business;

            (ii) pledges or deposits to secure obligations under workmen's compensation, social security or unemployment compensation laws or similar legislation;

            (iii) Liens for taxes that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings;

            (iv) until the last Applicable Redemption Date, the Trustee Security Interests, and

            (v) those Liens listed on Schedule 2.19.

      2.20. Pension and Welfare Plans.

            (a) Schedule 2.20 sets forth a correct and complete list of all Pension Plans and Welfare Plans (collectively, "Plans").

            (b) Each Plan and each related trust has been established, maintained, administered and funded, if applicable, in all material respects in compliance with ERISA, the Code and all other applicable Governmental Rules.

            (c) No transaction or omission has occurred with respect to any Plan or related trust that would reasonably be expected to subject the Company to any Tax or penalty under ERISA, the Code or other applicable Governmental Rules.

            (d) None of the Pension Plans or related trusts has any unfunded liabilities.

            (e) None of the Plans (i) is a "multiemployer plan" (as defined in Section 3(37) of ERISA), (ii) is a "defined benefit plan" (as defined in Section 3(35) of ERISA), (iii) is subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, or (iv) provides medical, health, life insurance or other welfare-type benefits to former employees of the Company or any ERISA Affiliate, except as required by applicable Governmental Rules, including Section 4980B of the Code.

            (f) There are no actions, suits, investigations or other proceedings pending or, to Sellers' knowledge, threatened against any Plan or related trust or any fiduciary thereof.

            (g) There are no outstanding Governmental Orders that name any Plan or related trust or any fiduciary thereof or are directed to any Plan or related trust, any fiduciary thereof or any assets thereof.

            (h) Each Plan and related trust that is intended to be tax-qualified meets the requirements of a tax-qualified plan or tax-exempt trust under Section 401(a) and Section 501(a), respectively, of the Code, and has received a favorable determination letter from the IRS as to the qualification of such Plan and the tax-exempt status of the related trust (or has filed with the IRS a request for such a determination letter within the applicable remedial amendment period or is a standardized plan for which the prototype plan sponsor has received a favorable determination letter from the IRS as to the qualification of the standardized plan). No event has occurred which would cause any such Plan to lose its qualified status.

            (i) Each Plan that is a "Nonqualified Deferred Compensation Plan" (as defined in Section 409A(d)(i) of the Code) is in compliance with the requirements of Section 409A(a)(2), (3) and (4) of the Code.

            (j) No Plan ever maintained by the Company or any Affiliate has ever provided, or promised to provide, health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA (COBRA)).

            (k) With respect to each Plan listed on Schedule 2.20, complete and correct copies of the following documents (if applicable to such Plan) have previously been delivered or made available to Buyer: (i) all documents embodying or governing such Plan, and any funding medium for the Plan (including, without limitation, trust agreements) including all amendments; (ii) the most recent IRS determination or approval letter and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, including all applicable schedules and accountants' opinions; (iv) the three most recent actuarial valuation reports completed; (v) the summary Plan description (or other descriptions of such Plan provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Plan; (vii) any registration statement or other filing made pursuant to any federal or state securities law and (viii) all correspondence to and from any state or federal agency.

            (l) Each Plan listed in Schedule 2.20 may be amended, terminated, or otherwise modified by the Company, to the greatest extent permitted by applicable Governmental Rules, including the elimination of any and all future benefit accruals under any Plan (other than (i) the Company's bonus and profit sharing accruals to the extent accrued or reserved for on the Closing Balance Sheet, and (ii) matching obligations under the Company's 401(k) plan for fiscal year 2006) and no employee communications or provision of any Plan document has failed to effectively reserve the right of the Company to so amend, terminate or otherwise modify such Plan.

      As used in this Agreement the following terms have the following meanings:

            "ERISA" means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended.

            "ERISA Affiliate" means any trade or business which, together with the Company, is treated as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

            "Pension Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA which is maintained for past or present employees of the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any current or potential liability, including any withdrawal liability.

            "Welfare Plan" means (i) any "employee welfare benefit plan" as defined in Section 3(1) of ERISA which is maintained for past or present employees of the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any current or potential liability and (ii) any other plan or program maintained for past or present employees of the Company, including without any limitation health insurance plan, life insurance plan, stock option plan, stock purchase plan, bonus plan, savings plan or severance plan, any plan or arrangement intended to comply with Code Sections 120, 125, 127, 129 or 137, deferred compensation agreements, vacation plans and any plan to which more than one unaffiliated employee contribute.

      2.21. Personnel Matters.

            (a) Schedule 2.21 sets forth a correct and complete list of (i) all directors and executive officers of the Company, (ii) all other employees of the Company whose annual compensation (including bonuses) during the Company's fiscal year ended December 31, 2004 was $50,000 or more, (iii) the current job title of each such Person described in clauses (i) and (ii) above, and (iv) the amount of compensation (including bonuses and commissions) paid to each such Person during the Company's fiscal year ended December 31, 2004 and which each of them is expected to receive in the Company's current fiscal year (assuming continued employment through such period).

            (b) Schedule 2.21 lists each employment or similar agreement, written or oral, to which the Company is a party with any Person.

            (c) [intentionally omitted]

            (d) (i) No employee of the Company is represented by any labor union or similar organization, (ii) the Company is not party to any collective bargaining or similar agreement covering any of its employees and (iii) no labor union or similar organization or group of employees has made a written demand for recognition, filed a petition seeking a representation proceeding, given the Company written notice of any intention to hold an election of a collective bargaining representative or engaged in any organizing activities at any time during the past three years.

            (e) (i) No strike, work stoppage, contract dispute or other labor disturbance involving any employees of the Company currently exists, has occurred in the past year, or, to Sellers' knowledge, is threatened and (ii) no investigation, action or proceeding by or before any Governmental Entity that relates to allegedly unfair or discriminatory employment or labor practices by the Company or the violation by the Company of any Governmental Rule relating to employment or labor practices is pending or, to Sellers' knowledge, threatened.

            (f) (i) To Sellers' knowledge, the Company has not engaged in any unfair labor practice; (ii) the Company is in compliance, in all material respects, with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, wages and hours; (iii) the Company is not delinquent in any payments to any employee or any independent contractor or consultant ("Contingent Worker") for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Contingent Worker (provided, however, that Sellers make no representation herein regarding any Temporary Agency Workers not directly paid by the Company); (iv) there are no, and within the last three (3) years there have been no formal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to Sellers' knowledge, threatened against the Company in any judicial, regulatory or administrative forum, or under any private dispute resolution procedure; (v) the Company is not, and within the last three (3) years the Company has not been, subject to any Governmental Order by any Governmental Entity or private settlement contract in respect of any labor or employment matters; (vi) the Company is in material compliance with the requirements of the Immigration Reform Control Act of 1986; (vii) all employees are employed at-will and no employees are subject to any employment contract with the Company; and (viii) there is no policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any employee or Contingent Worker.

            (g) The Company has not experienced a "plant closing," "business closing" or "mass layoff" as defined in the Worker Adjustment and Retraining Act of 1986 (the "WARN Act") or any similar state, local or foreign law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company, and, during the 90-day period preceding the date hereof, no employee has suffered an "employment loss," with respect to the Company as defined in the WARN Act. Schedule 2.21 sets forth for each employee who has suffered such an "employment loss" (if any) during the 90-day period preceding the date hereof
(i) the name of such employee (ii) the date of hire of such employee, (iii) such employee's regularly scheduled hours over the six month period prior to such "employment loss" and (iv) such employee's last job title(s), location, assignment(s) and department(s).

            (h) To the extent that any Contingent Workers are retained, the Company has properly classified and treated them in accordance with applicable Governmental Rules and for purposes of all employee benefit plans and perquisites.

            (i) Schedule 2.21(i) describes any material relationships that the Company has with any temporary employment agencies, including a reasonable description of the number and types of workers that are currently engaged by the Company via such agencies and whose compensation is paid directly by such agencies (collectively, "Temporary Agency Workers"). The Company is not delinquent with respect to any payments owed to such temporary employment agencies.

      2.22. Insurance.

            (a) Schedule 2.22 sets forth a correct and complete list of all insurance policies of which the Company is the owner, insured, loss payee or beneficiary (collectively, the "Insurance Policies") and indicates for each such policy any pending claims thereunder.

            (b) There has been no failure to give any notice or present any material claim under any Insurance Policy in a timely fashion or as otherwise required by such policy. All premiums under the Insurance Policies which are due and payable have been paid in full, the Insurance Policies are in full force and effect, in accordance with their terms, and the Company is in compliance in all material respects with the terms of the Insurance Policies. There is no claim by the Company pending under any such policies as to which coverage has been questioned or disputed by the insurer. Each such insurance policy shall continue to be in full force and effect through the date of the Closing. The Company has not received notice of any material increase in the premium under, cancellation or non-renewal of or disallowance of any claim under any such policy.

      2.23. Other Material Business Agreements. Schedule 2.23 sets forth a correct and complete list of all contracts, agreements, leases, licenses, commitments and purchase orders to which the Company is a party or by which the Company or any of its assets is bound, all of which have been delivered or made available to Buyer (collectively, the "Business Agreements") other than (a) Business Agreements listed on any of Schedule 2.16 through Schedule 2.22, (b) Business Agreements involving the future payment by or to the Company, or creating any current or future liability of the Company, of less than $100,000 over the remaining term thereof and (c) Business Agreements which constitute, create, evidence or secure any Excluded Assets or Excluded Liabilities.

      2.24. Status of Business Agreements; Required Consents.

            (a) Each Business Agreement listed on any of Schedule 2.16 through
Schedule 2.23 is in full force and effect and is enforceable against the Company and, to Sellers' knowledge, the other parties thereto, in accordance with its terms, except to the extent that enforceability is limited by bankruptcy, insolvency, fraudulent conveyance or other moratorium or similar laws affecting creditors' rights and remedies or by equitable principles. The Company is in compliance with each such Business Agreement in all material respects. To Sellers' knowledge, all other parties to such Business Agreements are in compliance with the terms thereof in all material respects.

            (b) No consent or other action is required in order for such Business Agreements to remain in full force and effect following the Closing.

      2.25. Warranty and Product Liability.

            (a) Sellers have previously delivered or made available to Buyer a correct and complete copy or description of each standard written form of product and service warranty given by the Company in connection with the sale of products and services. Schedule 2.25 sets forth:

            (i) the dollar amount expended by the Company in satisfying warranty claims on account of the Company's products and services in each of calendar years 2002, 2003 and 2004 and for the seven-month period ended July 31, 2005; and

            (ii) the dollar amount expended by the Company in satisfying product liability claims on account of the Company's products and services in each of calendar years 2002, 2003 and 2004 and for the seven-month period ended July 31, 2005.

            (b) To Sellers' knowledge, there are no pending or threatened product liability claims (whether sounding in tort, strict liability, breach of warranty, failure to adequately warn or any other similar theories) against the Company for products sold, assembled or manufactured by the Company on or prior to the Closing Date (the "Company Products"). The Company has not received any statements, citations, correspondence or decisions by any Governmental Entity stating that any Company Product is defective or unsafe or fails to meet any product warranty or any standards promulgated by any Governmental Entity. There have been no notices of recall served on the Company by any Governmental Entity with respect to any Company Product. To Sellers' actual knowledge, there is no
(i) fact relating to any Company Product that would impose upon the Company a duty under applicable law to recall any Company Product or to warn customers of a defect in any Company Product, or (ii) liability for warranty claims or returns with respect to any Company Product except in the ordinary course of business consistent with the past experience of the Company for such kind of claims and liabilities.

      2.26. Transactions with Related Parties. (a) None of the customers, suppliers, distributors or sales representatives of the Company is a Related Party; (b) none of the Company's assets are owned or used by or leased to any Related Party; (c) no Related Party is a party to any Business Agreement; and
(d) no Related Party provides any legal, accounting or other services to the Company except as an employee of the Company. Schedule 2.26 describes any current relationships between the Company and any Related Party (except as an employee of the Company).

      As used in this Agreement, the following terms have the following meanings:

            "Affiliate" of a Person means any other Person who Controls, is Controlled by or is under common Control with such Person, and "Control" means, with respect to any Person, the direct or indirect ability to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            "Related Party" means (i) any Seller, (ii) any Affiliate of the Company or any Seller, (iii) any director, officer or equity holder of the Company or of any Affiliate of the Company or any Seller and (iv) any Affiliate of any Person described in clause (iii) above.

      2.27. Brokers. Except for the relationship with, and the payment required to be made upon Closing to, Harris Williams & Co. ("Harris Williams") (which payment (the "Harris Williams Payment") will be borne solely by Sellers and will be paid on or prior to the Closing Date), neither the Company nor any Seller has employed or retained, or has any liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Company or any Seller.

      2.28. Delivery of Documents. Sellers or the Company have made available to Buyer correct and complete copies of each Business Permit and each Business Agreement listed on Schedule 2.16 through Schedule 2.23 (including written descriptions in the case of any of the foregoing that are oral).

      2.29 Government Contracts. The Company has (a) no obligation to renegotiate any agreements, contracts, subcontracts or commitments with any Governmental Entity (each a "Government Contract"), (b) been suspended, debarred or, to Sellers' knowledge, proposed for suspension and/or debarment, voluntarily excluded from qualifying to bid and/or bidding on or otherwise found not responsible to bid on any Government Contract, (c) been audited or investigated by any Governmental Entity with respect to any Government Contract and, to Sellers' knowledge, no such audit or investigation is threatened, and (d) had a Government Contract terminated by any Governmental Entity for default or failure to perform in accordance with applicable standards. The Company is not a party to any Government Contract which requires it to obtain or maintain a United States government security clearance or a foreign government security clearance.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Sellers as follows:

      3.01. Organization. Buyer is a corporation duly organized, validly existing and in good standing in Massachusetts.

      3.02. Power and Authority. Buyer has the corporate power and authority to own its properties and assets, to conduct its business as presently conducted and to execute, deliver and perform the Transaction Documents to which it is a party.

      3.03. Execution and Enforceability. This Agreement has been, and on the Closing Date the other Transaction Documents to which Buyer is, or is designated to be, a party will be, duly and validly executed and delivered by Buyer and, assuming the due and valid authorization, execution and delivery of such agreements by Sellers and each other party thereto constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or other moratorium or similar laws affecting creditors' rights and remedies or by equitable principles.

      3.04. No Breach, Default, Violation or Consent. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party do not and will not:

            (a) violate Buyer's articles of organization or bylaws (or equivalent constating documents);

            (b) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under, result in the creation of any Lien on any assets of Buyer under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of, any agreement to which Buyer is a party or by which Buyer or any of its assets is bound;

            (c) breach or otherwise violate any Governmental Order which names Buyer or is directed to Buyer or any of its assets;

            (d) violate any Governmental Rule; or

            (e) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any Person, other than such filings and approvals as are required under the HSR Act.

      3.05. Brokers. Neither Buyer nor any of its affiliates has employed or retained, or has any liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

      3.06. Investment Representations. Buyer is purchasing the Shares for its own account (and not as nominee or agent), for investment purposes and has no intent to distribute or make a public offering of such Shares in violation of applicable Governmental Rules. Buyer is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      3.07. Sufficient Funds. Buyer has cash available and/or existing committed borrowing facilities which together are sufficient to enable it to consummate the transactions contemplated by the Transaction Documents.

                                   ARTICLE IV
                          TRANSACTIONS PRIOR TO CLOSING

      4.01. Conduct of Business Prior to Closing. Except with the consent of Buyer, at all times prior to the Closing Date, Sellers will cause the Company to (subject to the rights of the Company and Sellers to take the actions contemplated by Section 1.02 and Section 1.07 hereof):

            (a) operate its business only in the ordinary course and consistent with past practice;

            (b) use commercially reasonable efforts to preserve its business organization intact, to keep available the services of its present officers and employees and to preserve the goodwill of customers, representatives, Distributors, suppliers and others having business relations with the Company;

            (c) maintain the Equipment in good repair and operating condition, ordinary wear and tear excepted;

            (d) maintain in full force and effect all Business Permits and Insurance Policies;

            (e) not enter into any contract or commitment, except those (i) with a term of one year or less, (ii) made in the ordinary course of business, the terms of which are consistent with past practice and reasonable in light of current conditions and (iii) involving the future payment by or to the Company, or creating any current or future liability of the Company, of less than $100,000 over the term thereof;

            (f) not borrow any funds or otherwise incur, whether directly or by way of guaranty or otherwise, any Indebtedness for borrowed money;

            (g) not affirmatively terminate, cause the termination of, amend, renew or extend any Business Agreement (other than the termination of Business Agreements that constitute, create, evidence or secure any Excluded Liabilities) unless in each case such action is believed to be in the best interest of the Company;

            (h) not sell, lease, exchange, license, transfer or otherwise dispose of any of its assets or any interest therein, or solicit offers in respect of or agree to do any of the foregoing, except for sales of assets or consumption of inventory in the ordinary course of business (and except for dispositions of obsolete inventory or other assets that have reached the end of their useful lives, both consistent with past practice);

            (i) not incur, make, assume, permit to be created or suffer to exist any Lien, tenancy or other matter affecting title to any of its assets other than Permitted Liens;

            (k) comply with applicable Governmental Rules in all material respects;

            (k) not merge with or into, or otherwise combine with, any other Person;

            (l) take no action, and use its reasonable commercial efforts to prevent the occurrence of any event or the existence of any condition, which would result in any of Sellers' representations and warranties herein not being true and correct in all material respects;

            (m) promptly inform Buyer of the occurrence of any event or the existence of any condition which has had or is likely to have a Material Adverse Effect;

            (n) not declare or pay any dividend or make any other distribution, in each case other than dividends or distributions paid to Sellers in cash;

            (o) not make any increase in, or any commitment to increase, the compensation, benefits or other payments payable or provided to, or to become payable to, any officer, director, employee, Seller or agent other than in the ordinary course of business consistent with past practice;

            (p) not alter the manner of keeping its books, accounts or records or change any of the accounting practices, principles, periods or methods used by it, except insofar as may be required by a generally applicable change in GAAP;

            (q) not create, modify or increase any benefits under any bonus, deferred compensation, pension, profit sharing, retirement, insurance, stock purchase, stock option or other fringe benefit plan, arrangement or practice or any other employee program, whether formal or informal, or pay any benefit not required under any such plan, arrangement or practice as in effect on the date hereof;

            (r) not change the terms of any accounts receivable or cancel any debts or waive any claims or rights of substantial value;

            (s) not organize any new subsidiary or acquire any capital stock of any Person or any equity or ownership interest in any business;

            (t) not enter into or modify any employment agreement or similar commitment;

            (u) not enter into or modify, or engage in any negotiations with respect to, any collective bargaining, union agreement or similar commitment;

            (v) not make or commit to any capital expenditure or acquire any property or assets (other than raw materials, parts and components purchased in the ordinary course of business consistent with past practice) which, individually or in the aggregate, exceed $50,000;

            (w) not enter into any agreement or commitment that restricts the Company from carrying on its business anywhere in the world;

            (x) not pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

            (y) not make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax; or

            (z) not agree or otherwise commit, whether in writing or otherwise, to do any of the foregoing.

      4.02. Exclusivity. Until such time as this Agreement has been terminated as provided herein, Sellers will and will cause the Company to deal exclusively with Buyer in connection with the proposed sale of the Shares and neither Sellers nor the Company nor any Person acting on their behalf will directly or indirectly solicit, initiate, encourage submission of, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any transaction directly or indirectly involving the sale of any equity securities or assets of the Company. Sellers agree to promptly notify Buyer of any such proposal or offer, or any inquiry or contact with respect thereto, received by the Company or any Seller.

      4.03. Access to Information. At all times prior to the Closing Date (and except as may be limited by applicable law or as may be necessary to preserve applicable privileges) Sellers will furnish, or will cause the Company to furnish, to Buyer and its representatives (a) reasonable access during normal business hours, and upon reasonable advance prior notice, to the properties, books and records and personnel of the Company and (b) all such information concerning the Company as any of them may reasonably request. Notwithstanding the foregoing, neither Buyer nor any of its agents or representatives shall, at any time prior to the Closing Date contact any employees, customers or suppliers of the Company except pursuant to such reasonable terms and conditions as may be established by Sellers (which conditions may include requiring that a representative of Seller be present during any such communication).

      4.04. Notification of Changes. If, at any time prior to the Closing, any Seller or Buyer becomes aware that any of its or his representations or warranties set forth herein is false or misleading in any material respect (other than as a result of changes in the ordinary course of business between the date of execution of this Agreement and the Closing), it or he will promptly notify the other party of the same.

      4.05. Commercially Reasonable Efforts. The parties agree to use their commercially reasonable efforts to take or cause to be taken and to do or cause to be done all such actions and things as are necessary or advisable, or as may be reasonably requested by the other party, in order to consummate the transactions contemplated hereby and by the other Transaction Documents. Without limiting the generality of the foregoing:

            (a) each of the parties will (i) file (and Sellers will cause the Company to file) a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby no later than the next business day after the date of execution of this Agreement, (ii) request early termination with respect to such HSR Act filing, (iii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and (iv) otherwise use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby ("HSR Clearance") as soon as practicable; provided, that neither party will be required to enter into any hold separate or divest agreement, to respond to a second request, or to take similar action in connection with any filing under the HSR Act; and

            (b) the parties agree to take or cause to be taken all commercially reasonable actions necessary in order to obtain any other consent or approval of any third party, including any Governmental Entity, which is required in connection with this Agreement, including without limitation the consents listed on Schedule 2.04 if and as requested by Buyer, or the other Transaction Documents or any of the transactions contemplated hereby or thereby. For purposes of this Agreement, "commercially reasonable efforts" will not be deemed to require a Person to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual filing fees and processing fees, if any, or other payments with respect to any Business Agreement or Business Permit that are significant in the context of such matter (or significant on an aggregate basis to all such matters).

      4.06 FIRPTA Affidavit. At or prior to the Closing, the Company shall have delivered to Buyer certificates, either (i) duly completed and executed pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that each Seller is not a "foreign person" within the meaning of Section 1445 of the Code, or (ii) duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, issued by the Company certifying that the Shares are not United States real property interests; provided, however, that if the certificates required under this Section 4.06 are not provided, Buyer may withhold any required Taxes as provided in Section 1.06 of this Agreement.

      4.07 Employee Payments. On or before the Closing Date, Sellers shall cause the Company to satisfy any and all liabilities of the Company to pay any amounts to its employees resulting solely from the consummation of the transactions contemplated hereby, including all Phantom Plan Payments and payments pursuant to all Change-In-Control Agreements, and Sellers shall cause the Company to deduct and withhold from such payments such amounts as it is required to deduct and withhold with respect to the making of such payments under the Code or any other applicable Tax law and to pay any Taxes of the Company resulting from such payments.

                                    ARTICLE V
                               CLOSING CONDITIONS

      5.01. Conditions Precedent to Obligations of Buyer. Buyer's obligation to proceed with the Closing is subject to the satisfaction by Sellers on or prior to the Closing Date of each of the following conditions precedent:

            (a) Accuracy of Representations and Warranties. The representations and warranties of Sellers set forth herein (without giving effect to any supplements or amendments to the Disclosure Letter after the date of this Agreement) shall be true and correct on and as of the Closing Date (other than such representations and warranties that speak as of a specific date or time other than the Closing Date, which need only be true and correct as of such date or time) with the same force and effect as though made on and as of such date, except, in any case, to the extent that any such failure to be true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect.

            (b) Performance and Compliance. Sellers shall have performed or complied in all material respects with each covenant and agreement to be performed or complied with by them hereunder on or prior to the Closing Date.

            (c) Consents and Approvals. Sellers or the Company, as applicable, shall have obtained or made each consent, authorization, approval, exemption, filing, registration or qualification listed on Schedule 5.01(c) (the "Closing Condition Consents") hereto, relating to Business Agreements or Business Permits.

            (d) HSR Clearance. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

            (e) Litigation. There shall be no pending or threatened action by or before any Governmental Entity seeking to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or the Transaction Documents or seeking monetary relief against Buyer or the Company by reason of the consummation of such transactions, and there will not be in effect any Governmental Order which has such effect.

            (f) Material Adverse Effect. No event will have occurred after the date hereof and no condition will exist which has had a Material Adverse Effect (it being acknowledged and agreed that the determination of whether there has occurred a Material Adverse Effect shall not be affected by any update to the Disclosure Letter as permitted by the introductory paragraph to Article II hereof).

            (g) Opinion of Counsel. Sellers will have delivered to Buyer an opinion of Sellers' counsel dated the Closing Date and in form and substance reasonably satisfactory to Buyer and its counsel.

            (h) Other Transaction Documents. Sellers and any other parties thereto (other than Buyer) shall have executed and delivered or made available to Buyer the Escrow Agreement and the Bond Release and Escrow Agreement (the Escrow Agreement, together with the Real Property Transfer Agreement (as defined below), the "Transaction Documents").

            (i) Share Certificates. Sellers will have delivered to Buyer the certificates evidencing the Shares, together with stock powers duly endorsed in blank.

            (j) Sellers Bringdown Certificate. Sellers shall have delivered to Buyer a certificate of Sellers dated as of the Closing Date to the effect that the conditions set forth in paragraph (a) through (f) above in this Section 5.01 have been satisfied (the "Sellers' Bringdown Certificate").

            (k) Good Standing Certificate. Buyer shall have received a certificate of the Secretary of State of the Commonwealth of Pennsylvania as to the legal existence and good standing of the Company in Pennsylvania.

            (l) Secretary's Certificate. Buyer shall have received a certificate of the Secretary of the Company dated the Closing Date and certifying to Buyer
(i) that correct and complete copies of its organizational documents are attached thereto, and (ii) the incumbency and signatures of the officers of the Company authorized to execute and deliver the Transaction Documents on behalf of the Company.

            (m) Resignations. Buyer shall have received resignations of each director and each officer of the Company, such resignations to be effective as of the Closing.

            (n) Real Property Transfer Agreement. Sellers shall have caused DRP to have executed and delivered to Buyer (or Buyer's nominee) the instrument attached hereto as Exhibit D (the "Real Property Transfer Agreement") pursuant to which the Leased Real Property is to be transferred to Buyer (or Buyer's nominee).

            (o) Payoff Letters. Buyer shall have received payoff letter(s), in customary form, from the Company's lenders with respect to all Indebtedness of the Company (or other reasonably satisfactory evidence of outstanding indebtedness in the case of Indebtedness secured by an indenture or the equivalent).

            (p) Termination of Agreements: The following agreements shall have been terminated (i) the Phantom Plan, (ii) that certain Stockholder Agreement among the Company, Evan J. Segal and Stacy A. Brovitz dated December 30, 1993,
(iv) that certain Restricted Stock Agreement between the Company and Stacy A. Brovitz dated February 27, 2004, and (v) that certain agreement between the Company and Evan J. Segal dated June 1, 1994, providing for continuation of salary and other benefits to Mr. Segal's family upon his death.

            (q) Title Insurance Policy. Sellers shall have arranged for issuance of a title insurance commitment for the Leased Real Property (with the premium(s) therefore being at Buyer's expense), in form and substance reasonably acceptable to Buyer, and with all exceptions listed therein reasonably acceptable to Buyer, whether or not such exceptions constitute Real Property Permitted Liens hereunder.

      5.02. Conditions Precedent to Obligations of Sellers. Sellers' obligation to proceed with the Closing is subject to the satisfaction by Buyer on or prior to the Closing Date of each of the following conditions precedent:

            (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth herein shall be true and correct on and as of the Closing Date (other than such representations and warranties that speak as of a specific date or time other than the Closing Date, which need only be true and correct as of such date or time) with the same force and effect as though made on and as of such date, except, in any case, to the extent that any such failure to be true and correct has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

            (b) Performance and Compliance. Buyer shall have performed or complied in all material respects with each covenant and agreement to be performed or complied with by it hereunder on or prior to the Closing Date.

            (c) Consents and Approvals. Buyer shall have obtained or made each consent, authorization, approval, exemption, filing, registration or qualification, if any, necessary (under applicable Governmental Rules or otherwise) for Buyer to execute, deliver and perform the Transaction Documents, including the Closing Condition Consents.

            (d) HSR Clearance. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

            (e) Litigation. There shall be no pending or threatened action by or before any Governmental Entity seeking to restrain, prohibit or invalidate any of the transactions contemplated by the Transaction Documents or seeking monetary relief against any Seller by reason of the consummation of such transactions, and there will not be in effect any Governmental Order which has such effect.

            (f) Secretary's Certificate. Buyer will have delivered to Sellers a certificate of its Secretary dated the Closing Date and certifying to Sellers
(i) that correct and complete copies of its organizational documents are attached thereto, (ii) that correct and complete copies of each resolution of its board of directors approving the Transaction Documents and authorizing the execution thereof and the consummation of the transactions contemplated thereby are attached thereto and (iii) the incumbency and signatures of the officers of Buyer authorized to execute and deliver the Transaction Documents on behalf of Buyer.

            (g) Other Transaction Documents. Buyer and any other parties thereto (other than Sellers) will have executed and delivered to Sellers each of the Transaction Documents to which Buyer and such other parties are a party. PNC will have executed and delivered to Sellers the Bond Release and Escrow Agreement.

            (h) Purchase Price. Buyer will have delivered to the Escrow Agent the Escrow Fund, to the Bond Escrow Account the Post-Closing Bond Defeasance Amount and to Sellers the remainder of the Purchase Price.

            (i) Real Property Purchase Price. Buyer will have executed and delivered to Dormont Realty Partners, L.P. the Real Property Transfer Agreement, shall have paid to Dormont Realty Partners, L.P. the purchase price specified in such Real Property Transfer Agreement, and Buyer shall have paid one-half of any realty transfer taxes arising out of the transactions contemplated thereby.

            (j) Buyers' Bringdown Certificate. Buyer shall have delivered to Sellers a certificate of Buyer dated as of the Closing Date to the effect that the conditions set forth in paragraph (a) through (e) above in this Section 5.02 have been satisfied (the "Buyer's Bringdown Certificate").

                                   ARTICLE VI
                          CERTAIN POST-CLOSING MATTERS

      6.01. Non-Competition and Non-Solicitation.

            (a) During the three-year period commencing with the Closing Date (the "Restricted Period"), no Seller and none of such Seller's Affiliates may
(i) engage in any Competing Business or (ii) own, be employed by, provide financing to, consult with or otherwise render services to any Person who is engaged in any Competing Business; provided, that the ownership of an equity interest of not more than 2% in a publicly traded entity that is engaged in a Competing Business is not a violation of this covenant so long as such Person has no active participation in the business of such entity.

            (b) During the Restricted Period, no Seller and none of such Seller's Affiliates shall solicit or induce any employee, customer, representative, Distributor, agent or contractor of Buyer, the Company or any of their respective Affiliates to terminate his or its employment or other relationship with Buyer, the Company or any of their respective Affiliates; provided, that the foregoing shall not be deemed to prevent any Person from soliciting or hiring any such employee pursuant to a public general advertisement that is not directed at such employees.

            (c) If any Seller is in breach of any of the provisions of subsections (a) or (b) above, then the time periods set forth in such subsections, as they relate to such Seller, will be extended by the length of time during which such Seller is in breach of any of such provisions.

            (d) Sellers acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Section are not performed in accordance with their specific terms or are otherwise breached. Accordingly, Sellers agree that Buyer is entitled to an injunction or injunctions to prevent breaches of this Section and has the right to specifically enforce this Section against each Seller in addition to any other remedy to which Buyer may be entitled hereunder, at law or in equity.

            (e) The parties hereto agree that the duration and geographic scope of the non-competition and non-solicitation provisions set forth in this Section
6.01 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provisions are to that extent unenforceable, the parties hereto agree that the provisions shall remain in full force and effect for the greatest time period and in the greatest area that would not render them unenforceable. The parties intend that these non-competition and non-solicitation provisions shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where these provisions are intended to be effective.

      As used in this Agreement the following terms have the following meanings:

            "Competing Business" means the manufacture, marketing or sale of products or services that are (i) competitive with any Products and (ii) directly or indirectly marketed or sold in the Territory.

            "Product" means any product or service which the Company is marketing and selling immediately prior to the Closing Date or which the Company has marketed or sold in the three years preceding the Closing Date or which the Company has, in the twelve-months preceding the Closing Date, committed substantial resources to developing for sale.

            "Territory" means any state in the United States, any Canadian province and any foreign country, in each case in which the Company is marketing or selling any Products on the Closing Date.

      6.02 Access to Information. After the Closing, Buyer will cause the Company to make available to Sellers upon request, for any proper purpose, any and all books and records of the Company existing on the Closing Date; provided, that such access will be upon reasonable prior notice, during normal business hours, at Sellers' expense and conducted in a manner so as not to unreasonably interfere with the Company's business. Buyer will cause the Company to hold all of such books and records for a period of seven years from the Closing Date unless, at least 60 days prior to disposing of the same, Buyer offers in writing to surrender them to Sellers.

      6.03. Directors' and Officers' Indemnification and Insurance. For a period of six years from the Closing Date Buyer will cause the Company to indemnify, defend and hold harmless the past and existing directors and officers of the Company, and other persons entitled to indemnification by the Company under the Pennsylvania Business Corporation Law and the charter and bylaws of the Company as in effect on the date hereof, to the same extent that such persons are entitled to indemnification under such laws, and the Company's charter and bylaws as in effect on the date hereof. Buyer will cause the Company to include and maintain in effect in its charter and bylaws provisions regarding limitation of liability and indemnification of directors, officers and other persons which are at least as favorable to such persons as those contained in the charter and bylaws of the Company on the date hereof for a period of six years from the Closing Date.

      6.04  Certain Tax Matters.

            (a) For purposes of this Section 6.04 the following terms shall have the following meanings:

            "Income Tax" means all federal, state and local income taxes that are measured by income, together with any interest, penalties or additions to tax imposed with respect thereto.

            "Income Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Post-Closing Tax Period" means any taxable period beginning after the Closing Date.

            "Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date.

            "Straddle Period" means any taxable period or portion thereof beginning before and ending after the Closing Date.

            "Tax Proceeding" any action, arbitration, audit, hearing, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before any Governmental Authority or arbitrator and involving Taxes.

            (b) Sellers' Liability. Sellers will be solely responsible for the following Taxes (collectively, the "Pre-Closing Tax Liabilities"), but only to the extent such Taxes (in the aggregate) exceed the accruals or reserves therefor (other than (i) accruals or reserves for deferred Taxes and (ii) the Section 1374 Reserve), if any, included on the Closing Balance Sheet:

                  (i) all Taxes imposed upon Sellers with respect to the Company's operations and all Taxes imposed on the Company with respect to Pre-Closing Tax Periods;

                  (ii) with respect to Straddle Periods (if any), all Taxes imposed upon the Company which are allocable, pursuant to Section 6.04(d), to the portion of such taxable year or period ending on the Closing Date;

                  (iii) any Taxes for any Pre-Closing Tax Period, and any Taxes with respect to a Straddle Period which are allocable, pursuant to Section 6.04(d), to the portion of such taxable year or period ending on the Closing Date, for which the Company has any liability under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision of state, local or foreign laws, as a transferee or successor, or pursuant to any contractual obligation ; and

                  (iv) any Taxes attributable to the making of a Section 338(h)(10) Election, including, but not limited to any Tax imposed under Section 1.338(h)(10) of the Treasury Regulations; provided, however, that Sellers shall have no obligation to pay directly or reimburse to Buyer or the Company any Tax imposed under Section 1374 of the Code (or any corresponding provision of state, local, or foreign Tax law) as a result of the Section 338(h)(10) Election (the "Section 1374 Amount") except to the extent that there is a determination, as defined in Section 1313 of the Code or an agreed upon settlement with the applicable Taxing authority (in either case, a "Final Section 1374 Determination"), that the Section 1374 Amount exceeds the Section 1374 Reserve, in which case Sellers shall be liable solely for such excess.

            (c) Buyer's Liability. Buyer will be solely responsible for any and all Taxes (collectively, the "Post-Closing Tax Liabilities") of, or payable by, the Company which do not constitute Pre-Closing Tax Liabilities, including in the case of a Straddle Period, all Taxes imposed upon the Company which are allocable pursuant to Section 6.04(d) to the portion of such taxable year or period commencing after the Closing Date. If there is a Final Section 1374 Determination that the Section 1374 Amount is less than the Section 1374 Reserve, then Buyer shall promptly notify Sellers thereof and pay to Sellers (in accordance with their Pro Rata Shares) the difference.

            (d) Apportionment of Taxes. In order to apportion appropriately any Taxes relating to any taxable year or period that includes a Straddle Period, the parties will, to the extent permitted under applicable laws, elect with the relevant Tax authority or agency to treat for all purposes the Closing Date as the last day of the taxable year or period of the Company. Any Taxes for a Straddle Period shall be apportioned for purposes of this Section 6.04(d), between the portion of the period ending on the Closing Date and the portion of the period commencing on the day immediately following the Closing Date based on the actual operations of the Company during such portions of the periods. For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 6.04(d), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

            (e) Preparation of Tax Returns.

                  (i) Sellers will prepare and file (or cause to be prepared and filed) in a timely manner the Income Tax Returns required to be filed by the Company (after giving effect to any valid extensions of the due date for filing any such Income Tax Returns) for any Pre-Closing Tax Periods and all other Tax Returns due on or before the Closing Date. Sellers will timely pay (or cause to be timely paid) all Taxes shown as due and owing on all such Tax Returns.

                  (ii) Buyer will prepare and file (or cause to be prepared and filed) in a timely manner all other Tax Returns of the Company; provided, that Buyer shall submit Tax Returns with respect to a Straddle Period to Sellers with a proposed allocation of the Taxes for which Sellers are responsible pursuant to
Section 6.04(b) with respect to such Straddle Period (the "Sellers' Straddle Period Allocation"), for review and approval, at least 30 days prior to the filing date (after giving effect to any valid extensions). Buyer will pay (or cause to be paid) all Taxes shown as due and owing by the Company on all such Tax Returns. Within 15 days after receipt of the Tax Returns relating to a Straddle Period, Sellers shall deliver to Buyer written notice of any disagreement with respect to the Tax Returns or the calculation of Sellers' Straddle Period Allocation. Buyer and Sellers shall attempt to resolve any disputes with respect to such Tax Returns or calculations; provided that if they are unable to do so within 15 days after delivery of notice of the disagreement, such disputed items shall be submitted to an independent accounting firm of recognized national or regional standing mutually acceptable to Buyer and Sellers for final resolution or, if they cannot agree, a Big Four accounting firm chosen by lot (after elimination of those Big Four accounting firms having relationships with the parties). Each of Buyer and Sellers will be afforded the opportunity to present to such accounting firm any material related to the determination and to discuss the determination with such accountants. The determination by such accounting firm will be conclusive and binding upon the parties. The fees and expenses of such accounting firm will be shared equally by Sellers and Buyer. Sellers shall pay to Buyer on or before the date which is the later of three business days before the due date of the final Tax Return for the Straddle Period (after giving effect to any valid extensions), or five days after the final determination thereof (per the above), the amount of the Tax liability for the Straddle Period that Sellers are responsible for as determined in Section 6.04(b) and this Section 6.04(e). All Tax Returns with respect to a Straddle Period or a Pre-Closing Tax Period shall be prepared in a manner consistent with past practices of the Company.

            (f) Other Covenants. Buyer and Sellers shall not take, nor shall Buyer cause or permit the Company to take, any action or omit to take any action (other than actions specifically contemplated hereby) which could increase the liability of the other party in connection with any Taxes under this Agreement. Neither Buyer nor any Affiliate thereof shall amend, refile or otherwise modify, or cause or permit the Company to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any Pre-Closing Tax Period or Straddle Period without the prior written consent of Sellers, which shall not be unreasonably withheld. Sellers shall be entitled to all refunds, if any, attributable to Taxes for any Pre-Closing Tax Period for which Sellers otherwise bear responsibility under Section 6.04(b), and Buyer shall deliver such refunds to Sellers as promptly as possible upon receipt. Buyer shall, if Sellers so requests and at Sellers' expense, cause the Company to file for and use its reasonable best efforts to obtain and expedite any claim for (and any receipt of) any refund to which Sellers are entitled under this Section 6.04(f).

            (g) Contests.

                  (i) Buyer will immediately notify Sellers in writing of any proposed assessment or claim or the commencement of any Tax Proceeding which, if determined adversely, could result in a liability to Sellers under this Agreement or which could cause an adjustment in the Tax liability of Sellers or their Affiliates. Sellers will immediately notify Buyer in writing of any proposed assessment or claim or the commencement of any Tax Proceeding which, if determined adversely, could affect the determination of Taxes to which the Company may be subject in or for Post-Closing Tax Periods, but only to the extent that Sellers are notified thereof. In each case, such notice shall contain factual information to the extent known, describing the asserted Tax liability in reasonable detail, and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability.

                  (ii) In the case of a Tax Proceeding that relates to any Pre-Closing Tax Period, Sellers will have the right at their own expense to control the conduct of such Tax Proceeding including settling or compromising the issue or matter except if such settlement or compromise affects the Tax liability of the Company for any Post-Closing Tax Period, in which case no settlement or compromise shall be made without the consent of Buyer, which shall not be unreasonably withheld. If Sellers elect to direct such Tax Proceeding, Sellers shall, within 30 days of its becoming aware of any Tax Proceeding, notify Buyer of Sellers' intent to do so, and Buyer shall cooperate and shall cause the Company to fully cooperate, at Sellers' expense, in each phase of the Tax Proceeding. If Sellers elect not to direct such Tax Proceeding, Buyer or the Company, as applicable, may assume control of such Tax Proceeding (at Buyer's expense); provided, however, in such case, Buyer shall provide Sellers with a timely and reasonably detailed account of each phase of the Tax Proceeding, and neither Buyer nor the Company may settle or compromise any asserted liability without the prior written consent of Sellers, which shall not be unreasonably withheld. In any event, Sellers may participate, at their own expense, in any Tax Proceeding related to any Pre-Closing Tax Period, and Buyer may participate, at its own expense, in any Tax Proceeding related to any Taxes which could affect the determination of Taxes to which the Company may be subject in or for any Post-Closing Tax Period.

                  (iii) In the case of any Tax Proceeding that relates to any Tax for any Straddle Period, Sellers may elect to direct and control, through counsel of their own choosing, such audit or Proceeding, except that Sellers may not settle or compromise the issue or matter if such settlement or compromise affects the Tax liability of the Straddle Period allocated to the Company under
Section 6.04(d), without the consent of Buyer, which shall not be unreasonably withheld. If Sellers elect to direct such Tax Proceeding, Sellers shall, within 30 days of their becoming aware of any such Tax Proceeding, notify Buyer of Sellers' intent to do so, and Buyer shall cooperate and shall cause the Company to fully cooperate, at Sellers' expense, in each phase of the Tax Proceeding. If Sellers elect not to direct such Tax Proceeding, Buyer or the Company, as applicable, may assume control of such Tax Proceeding (at Buyer's expense); provided, however, in such case, Buyer shall provide Sellers with a timely and reasonably detailed account of each phase of the Tax Proceeding, and neither Buyer nor the Company may settle or compromise any asserted liability without the prior written consent of Sellers, which shall not be unreasonably withheld. In any event, Sellers may participate, at their own expense, in any Tax Proceeding related to a Straddle Period. Except as provided otherwise in this
Section 6.04(g), Buyer will control, at its own expense, any and all Tax Proceedings of the Company.

            (h) Cooperation. Sellers and Buyer shall provide each other, at no charge, with such cooperation and information as any of them reasonably may request of the other (and Buyer shall cause the Company to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any Tax Proceeding. Buyer and Sellers shall preserve and cause to be preserved all information, returns, books, records and documents relating to any liabilities for Taxes with respect to a taxable period, until the later of the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period.

            (i) Section 338(h)(10) Election. The Company and each Seller will join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign Tax law) with respect to the purchase and sale of Shares hereunder (a "Section 338(h)(10) Election"). The Company, each Seller and Buyer shall be jointly responsible for preparing and timely filing any forms used to make a Section 338(h)(10) Election, including the joint preparation and filing of IRS Form 8023 and related schedules. Such forms shall be filed timely following the Closing Date. Sellers shall sign, and shall cause the Company to sign, prior to or at the Closing, all federal and state forms used to make a Section 338(h)(10) Election requiring their signatures, which forms shall be held in escrow by Wilmer Cutler Pickering Hale and Dorr LLP and thereafter filed by Buyer and Sellers as described in the preceding sentence. Sellers will provide, and will cause the Company to provide,

Buyer with any information regarding the Company as is necessary for Buyer to complete IRS Form 8883 and any supplements thereto. As soon as reasonably practicable after the Closing Date, Buyer will provide Sellers with an allocation of the Purchase Price among the assets of the Company as determined by a third-party appraisal firm mutually acceptable to Buyer and Sellers (the "Section 1060 Allocation"), and Sellers shall have a reasonable opportunity to review and comment on the Section 1060 Allocation. Buyer shall complete Form 8883 taking into account the Section 1060 Allocation. Buyer will provide a copy of the completed Form 8883 to the Company and Sellers. Buyer shall be responsible for filing the Form 8023. Each of the Company, Sellers and Buyer shall be responsible for filing the Form 8883 with the appropriate Tax Returns. None of the Company, Sellers or Buyer will take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Section 1060 Allocation unless required to do so by applicable law.

      6.05 WARN Act. Buyer shall not carry out, within 90 days following the Closing Date, any plant closing or mass layoff which would require prior notice pursuant to the federal WARN Act or pursuant to any similar state or foreign statute at any facility of the Company.

                                   ARTICLE VII
                                 INDEMNIFICATION

      7.01. Indemnification by Sellers. Subject to the express limitations set forth in this Article VII (and except as otherwise set forth in Section 7.06(d)), each Seller, individually, and not jointly or severally, will defend, indemnify and hold harmless Buyer, its Affiliates and (after the Closing) the Company and their respective equity holders, directors, officers, employees and agents (each a "Seller Indemnitee") from and against and in respect of such Seller's Pro Rata Share of any and all claims, damages, losses, liabilities, judgments, fines, penalties, costs and expenses (including reasonable attorneys' fees, disbursements and expenses of attorneys, accountants and consultants and court costs) sustained, suffered or incurred by (collectively, "Losses") any Seller Indemnitee that arise out of or result from:

            (a) any breach of any representation or warranty made by any Seller in this Agreement or in any Transaction Document or in the Sellers' Bringdown Certificate (a "Seller Warranty Breach");

            (b) any breach of any covenant or agreement made by any Seller or the Company in this Agreement or in any Transaction Document;

            (c) notwithstanding whether there is a breach of any of the representations and warranties set forth in Article II hereof (including without limitation, Section 2.08), any Pre-Closing Tax Liabilities for which Sellers are responsible under Section 6.04(b);

            (d) any Excluded Liabilities; or

            (e) the failure by Sellers to cause all of the Then Outstanding Bonds to be redeemed in their entirety and all remaining Trustee Security Interests to be released, in each case, by the date that is 90 days following the Closing Date.

      7.02. Indemnification by Buyer. Buyer will defend, indemnify and hold harmless Sellers and their respective equity holders, directors, officers, employees and agents (each a "Buyer Indemnitee") from and against any and all Losses that arise out of or result from:

            (a) any breach of any representation or warranty made by Buyer in this Agreement or in any Transaction Document or in the Buyer's Bringdown Certificate (a "Buyer Warranty Breach"); or

            (b) any breach of any covenant or agreement made by Buyer in this Agreement or in any Transaction Document.

      7.03. Third Party Claims. If any investigation, action or other proceeding (each a "Proceeding") is initiated against any Seller Indemnitee or Buyer Indemnitee (each an "Indemnitee") by any third party and such Indemnitee intends to seek indemnification from Sellers or Buyer (each an "Indemnitor"), as applicable, under this Article VII on account of its involvement in such Proceeding, then such Indemnitee will give prompt notice (a "Claim Notice") to the applicable Indemnitor of such Proceeding; provided, that the failure to so notify such Indemnitor will not relieve such Indemnitor of its obligations under this Article VII except to the extent Indemnitor is materially prejudiced thereby. Upon receipt of any such Claim Notice, such Indemnitor shall be entitled to assume the defense of such proceeding, in which case it shall give notice thereof to the Indemnitee within ten business days of Indemnitor's receipt of such Claim Notice and shall diligently defend against such Proceeding on behalf of such Indemnitee at its own expense (subject to the limitations set forth herein) using counsel reasonably acceptable to such Indemnitee; provided, that if such Indemnitor declines to so assume such defense or if a diligent good faith defense is not being or ceases to be conducted by such Indemnitor, or such Indemnitee has been advised by counsel that it may have defenses available to it which are different from or in addition to those available to such Indemnitor, or that its interests in such Proceeding are adverse to such Indemnitor's interests, then such Indemnitee may defend against such Proceeding at such Indemnitor's expense (subject to the limitations set forth herein). Such Indemnitor or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense, and will not settle any Proceeding without the prior consent of the other, which consent will not be unreasonably withheld; provided, that the consent of an Indemnitor is not required if such Indemnitor declined (or failed to give timely notice of its intent to) assume the defense of Indemnitee in the Proceeding that is being settled. Such Indemnitor and Indemnitee will cooperate with each other in the conduct of any such Proceeding, and Indemnitor and Indemnitee shall make available all information and assistance that the Indemnitor and Indemnitee, as applicable, may reasonably request.

      7.04. Notice and Satisfaction of Indemnification Claims.

            (a) All indemnification claims against Sellers shall be satisfied first out of the Escrow Fund before proceeding against any Seller individually.

            (b) No indemnification claim will be deemed to have been asserted until the applicable Indemnitor has been given notice by the Indemnitee of the amount of such claim and specific facts giving rise to such claim and the purported basis for such claim under this Agreement (the "Notice of Claim"). If the Indemnitee is not Buyer or a Seller, then such notice will be given on behalf of such Indemnitee by Buyer or Sellers, as applicable. If within thirty
(30) days after receiving the Notice of Claim the Indemnitor does not give written notice to the Indemnitee regarding its position with respect to such indemnity claim (such a failure to give notice, a "Default Objection"), then the indemnity claim set forth in the Notice of Claim shall be deemed to have been objected to in its entirety. If the Indemnitor provides written notice to the Indemnitee within such 30 day period that it contests such indemnity in whole or in part, the parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the Indemnitor's notice. If the parties cannot reach agreement within such 30 day period or if there is a Default Objection, the matter shall be submitted to J.A.M.S./Endispute, Inc. for arbitration pursuant to Section 8.12.

      7.05. Duration of Certain Indemnification Obligations. Claims for indemnification under Sections 7.01(a) and 7.02(a) may only be asserted within the following time periods:

            (a) claims arising out of any Seller Warranty Breach under Section
2.01 (Organization and Qualification), Section 2.02 (Power and Authority),
Section 2.03 (Execution and Enforceability), clauses (a) or (c) of Section 2.04 (No Breach, Default, Violation or Consent), Section 2.05 (Title to Shares),
Section 2.06 (Capitalization, Phantom Equity), Section 2.08 (Tax Matters) and
Section 2.27 (Brokers) (collectively, "Sellers' Fundamental Warranties"), or out of any Buyer Warranty Breach under Section 3.01 (Organization), Section 3.02 (Power and Authority), Section 3.03 (Execution and Enforceability), clauses (a) or (c) of Section 3.04 (No Breach, Default, Violation or Consent) or Section
3.05 (Brokers) (collectively, "Buyer's Fundamental Warranties"), shall not be limited as to time;

            (b) claims arising out of any Seller Warranty Breach under Section
2.15 (Environmental Matters), Section 2.20 (Pension and Welfare Plans), or
Section 2.25 (Warranty and Product Liability) may be asserted for a period of 36 months after the Closing Date, provided that any claim for indemnification as to which a Notice of Claim has been given prior to the expiration of the 36th month after the Closing Date shall survive such expiration until final resolution of such claim; and

            (c) claims arising out of or in connection with (i) any Seller Warranty Breach not covered by Section 7.05(b), other than with respect to Sellers' Fundamental Warranties, or (ii) any Buyer Warranty Breach other than with respect to Buyer's Fundamental Warranties, may be asserted for a period of 18 months after the Closing Date, provided that any claim for indemnification as to which a Notice of Claim has been given prior to the expiration of the 18th month after the Closing Date shall survive such expiration until final resolution of such claim.

      7.06. Indemnification Basket and Cap.

            (a) Notwithstanding any other provision hereof, no Indemnitor will have any indemnification obligations under Section 7.01(a) (other than a Seller Warranty Breach involving any of Sellers' Fundamental Warranties) or Section 7.02(a) (other than a Buyer Warranty Breach involving any of Buyer's Fundamental Warranties) unless and until the claims asserted against such Indemnitor thereunder exceed $472,500 in the aggregate (the "Basket Amount"); thereafter, such Indemnitor will (subject to the other limitations set forth herein) be liable for all indemnification claims properly asserted against it, except for those constituting the Basket Amount.

            (b) Sellers' indemnification obligations under Section 7.01(a) with respect to breaches of representations and warranties other than Sellers' Fundamental Warranties, will be capped at Eighteen Million Nine Hundred Thousand U.S. Dollars ($18,900,000).

            (c) The representations of each Seller in Section 2.05 concerning the ownership of his Shares are individual and not joint or several obligations. This means that the particular Seller making the representation in Section 2.05 shall be solely responsible for any Losses resulting from any breach of such representation with respect to Shares purported to be owned by him. Except for the foregoing, each Seller will only be liable to Seller Indemnitees for his Pro Rata Share of any indemnification obligations under this Article VII.

            (d) In no event shall either Sellers' indemnification obligations under this Agreement exceed his Pro Rata Share of the Purchase Price. In no event shall Buyer's indemnification obligations under this Agreement exceed the Purchase Price.

      7.07. Other Limitations and Indemnity Provisions.

            (a) Notwithstanding anything herein to the contrary, and for the avoidance of any doubt, Seller Indemnitees shall be entitled to dollar-for-dollar indemnification from the first dollar and shall not be subject to the Basket Amount, or the representation and warranty cap in Section 7.06(b), or any limitation as to time in seeking indemnification with respect to any of the following:

                  (i) Losses described in or arising under Sections 7.01(b),
(c), (d) or (e); and

                  (ii) Losses described in or arising under Section 7.01(a) with respect to breaches of Sellers' Fundamental Warranties.

            (b) Notwithstanding anything herein to the contrary, and for the avoidance of any doubt, Buyer Indemnitees shall be entitled to dollar-for-dollar indemnification from the first dollar and shall not be subject to the Basket Amount, or the representation and warranty cap in Section 7.06(c), or any limitation as to time in seeking indemnification with respect to any of the following:

                  (i) Losses described in or arising under Sections 7.02(b); and

                  (ii) Losses described in or arising under Section 7.02(a) with respect to breaches of Buyer's Fundamental Warranties.

            (c) No Indemnitee will be entitled to recover from an Indemnitor for any Losses as to which indemnification is provided under this Agreement, any amount in excess of actual damages, court costs and reasonable attorney fees suffered by such party, and the parties waive any right to assert (other than to the extent that such amounts have been incurred as Losses vis-a-vis a third-party) consequential, special, punitive or exemplary damages arising in connection with or with respect to the indemnification provisions hereof.

            (d) Any payment made by an Indemnitor to an Indemnitee pursuant to this Article in respect of any claim will be net of any insurance proceeds actually realized by and paid to the Indemnitee in respect of such claim.

            (e) Each Person entitled to indemnification hereunder shall seek recovery under all insurance policies covering any claim to the extent it would if such claim were not subject to indemnification hereunder, and no Indemnitee shall terminate, permit to terminate (including, in the case of the post-Closing Company, by failing to pay assessments for prior periods under the Raffles insurance arrangement), or cancel any insurance coverage in effect for periods prior to Closing.

      7.08. Exclusive Remedy. Except for (i) such equitable remedies as may be available to enforce the provisions of Sections 6.01, 8.02 and 8.07, and (ii) claims based on actual fraud or intentional misrepresentation, the indemnifications under this Article are the parties' sole and exclusive remedies, each against the other, with respect to matters arising under this Agreement or the Transaction Documents of any kind or nature. The parties hereby waive and release any other rights, remedies, causes of action or claims arising under this Agreement, of any kind or nature.

      7.09. Tax Treatment. Any indemnification payments under this Article will be treated, for Tax purposes, as adjustments to the Purchase Price.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

      8.01. Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, pledged or otherwise transferred by any party, whether by operation of law or otherwise, without the prior consent of the other party or parties; provided, that Buyer may assign its rights hereunder to an Affiliate so long as such Affiliate executes a joinder hereto in form and substance reasonably acceptable to Sellers and Buyer remains liable hereunder.

      8.02. Confidentiality.

            (a) As used in this Section, the "Confidential Information" of a party means all information concerning or related to the business, operations, financial condition or prospects of such party or any of its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and specifically includes (i) all information regarding the officers, directors, employees, equity holders, customers, suppliers, representatives, Distributors and licensees of such party and its Affiliates, in each case whether present or prospective, (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of such party and its Affiliates, (iii) all financial statements, audit reports, budgets and business plans or forecasts of such party and its Affiliates, (iv) all strategic, business and marketing plans, product plans and specifications, financial and pricing information, sales volumes and methods, existing and proposed strategic and alliance agreements, current and potential customer information, (v) all manufacturing processes and methods (including processes and methods disclosed or observed in connection with any access given to Company facilities), (v) information regarding equipment and vendors, and (vi) the Transaction Documents and the transactions contemplated thereby; provided, that the Confidential Information of a party does not include (A) information which is or becomes generally known to the public through no act or omission of the other party and (B) information which hereafter is lawfully obtained by the other party from a source other than the party to whom such Confidential Information belongs (or any of its Affiliates or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the party to whom such Confidential Information belongs or any of its Affiliates at the time such Confidential Information was or is disclosed to the other party.

            (b) Except as otherwise permitted by subsection (c) below, each party agrees that it will not, without the prior written consent of the other party, disclose or use for its own benefit any Confidential Information of the other party.

            (c) Notwithstanding subsection (b) above, each of the parties is permitted to:

                  (i) disclose Confidential Information of the other party to its officers, directors, employees, equity holders, lenders, agents and Affiliates, but only to the extent reasonably necessary in order for such party to perform its obligations and exercise its rights and remedies under this Agreement, and such party will take all such actions as are necessary or desirable in order to ensure that each of such Persons maintains the confidentiality of any Confidential Information that is so disclosed;

                  (ii) make additional disclosures of or use for its own benefit Confidential Information of the other party, but only if and to the extent that such disclosures or use are specifically contemplated by this Agreement; and

                  (iii) disclose Confidential Information of the other party to the extent, but only to the extent, required by Governmental Rules; provided, that prior to making any disclosure pursuant to this subsection, the disclosing party will notify the affected party of the same, and the affected party will have the right to participate with the disclosing party in determining the amount and type of Confidential Information of the affected party, if any, which must be disclosed in order to comply with Governmental Rules.

      8.03. Expenses. Except as otherwise specifically provided herein or in any other Transaction Document, each party is responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of the Transaction Documents; provided, that (A) any sales Tax, transfer Tax or similar Tax payable as a result of the transactions contemplated hereby (other than pursuant to the Real Property Transfer Agreement which Tax will be payable one-half by Buyer and one-half by Sellers) will be paid by Buyer, and (B) one-half of the filing fees payable under the HSR Act will be paid each by Buyer and Sellers.

      8.04. Further Assurances. The parties will from time to time do and perform such additional acts and execute and deliver or make available such additional documents and instruments as may be required by applicable Governmental Rules or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and the other Transaction Documents.

      8.05. Knowledge Parties. References in this Agreement to Sellers' knowledge or words of similar import mean the actual knowledge of Evan J. Segal, Stacy A. Brovitz, Charles R. Hosler, Michael C. Brown, Michael A. Couch, and Stephen D. Ramer, in each case after due inquiry.

      8.06. Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder: (a) will be in writing; (b) will be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and (c) will be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible Person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender's telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier. All such communications will be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five business days' prior notice:

If to Sellers:                         With a copy to:

Evan J. Segal,                         Cohen & Grigsby, P.C.
107 Dogwood Lane                       11 Stanwix St., 15th Floor
Pittsburgh, PA 15238                   Pittsburgh, PA 15222
                                       Attn: Christopher B. Carson, Esq.
                                       FAX No.: (412) 209-0672

And

Stacy A. Brovitz
3831 Hills Church Road
Export, PA  15632

If to Buyer or Buyer Parent:           With a copy to:

Watts Regulator Co.                    Wilmer Cutler Pickering Hale and Dorr LLP
c/o Watts Water Technologies, Inc.     60 State St.
815 Chestnut Street                    Boston, MA 02109
North Andover, MA 01845                Attn: James R. Burke, Esq.
Attn: General Counsel                  FAX No.: 617-526-5000
FAX No.: 978-688-2976

      8.07. Publicity. Neither party will make any press release or other public announcement regarding this Agreement or the other Transaction Documents or any transaction contemplated hereby or thereby until the text of such release or announcement has been submitted to the other party and the other party has consented to and approved the same.

      8.08. Termination.

            (a) This Agreement may be terminated at any time prior to the
Closing:

                  (i) by mutual agreement of Buyer and Sellers;

                  (ii) by Sellers, if any of the conditions in Section 5.02 shall not have been fulfilled by the Outside Date), or shall have become incapable of fulfillment by the Outside Date (other than through the failure of Sellers to comply fully with any of their obligations under this Agreement) and such conditions shall not have been waived by Sellers;

                  (iii) by Buyer, if any of the conditions set forth in Section
5.01 shall not have been fulfilled by the Outside Date, or shall have become incapable of fulfillment by the Outside Date (other than through the failure of Buyer to comply fully with its obligations under this Agreement) and such conditions shall not have been waived by Buyer.

            (b) If this Agreement is terminated by either Sellers or Buyer as provided above, then neither party will have any further obligations or liabilities hereunder except for obligations or liabilities arising from a breach of this Agreement prior to such termination or which survive such termination by their own terms.

      8.09. Disclosure Schedules.

            (a) Any disclosure under one of the Schedules shall be deemed disclosed under another Schedule only to the extent it would be reasonably apparent from a reading of the disclosure that such disclosure would be applicable to such other Schedule. Disclosure of any matter in the Disclosure Letter shall not constitute an expression of a view (and shall not imply) that such matter is required to be disclosed pursuant to this Agreement.

            (b) To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the Disclosure Letter does not constitute a determination by Sellers or the Company that any such matter is material. The disclosure of any information concerning a matter in the Disclosure Letter does not imply that any other, undisclosed matter that has a greater significance or value is material.

      8.10. Definitions and Construction. Unless this Agreement expressly provides otherwise, each definition herein applies (i) for purposes of this entire Agreement, and (ii) to both the singular and plural forms (and other grammatical variations) of the defined term. Unless the context indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms "including", "includes", "include" and words of like import shall be construed broadly as if followed by the words "without limitation". The terms "herein", "hereunder", "hereof" and words of like import refer to this entire Agreement instead of just the provision in which they are found. This Agreement shall not be construed strictly against the drafter (and any rule of construction to that effect shall not be applied). All monetary amounts stated herein are U.S. dollars.

      8.11. Miscellaneous. This Agreement: (a) may be amended only by a writing signed by each of the parties; (b) may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument, and delivery of an executed counterpart by fax or e-mail shall be equally effective as delivery of a manually executed counterpart of this Agreement; (c) together with the other Transaction Documents, contains the entire agreement of the parties with respect to the transactions contemplated hereby and thereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions; (d) is governed by, and will be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any conflict of laws rules; and (f) is binding upon, and will inure to the benefit of, the parties and their respective heirs, successors and permitted assigns. The due performance or observance by a party of any of its obligations under this Agreement may be waived only by a writing signed by the party against whom enforcement of such waiver is sought, and any such waiver will be effective only to the extent specifically set forth in such writing. The waiver by a party of any breach or violation of any provision of this Agreement will not operate as, or be construed to be, a waiver of any subsequent breach or violation hereof. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

      8.12. Dispute Resolution.

            (a) Except with respect to injunctive relief, which may be sought in a court of competent jurisdiction, as more specifically set forth below, all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. or its successor. The arbitration shall be held in New York, New York before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by J.A.M.S./Endispute, Inc. unless specifically modified herein.

            (b) The parties covenant and agree that the arbitration shall commence within ninety (90) days of the date on which any party files a written demand for arbitration hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party's witness or expert. The arbitrator's decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

            (c) The parties covenant and agree that they will participate in the arbitration in good faith, that they will share equally the fees and expenses of J.A.M.S./Endispute, Inc. and that they will each bear their own attorneys' fees and expenses, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable attorneys' fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award. This Section 8.12 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 8.12 shall be enforceable in any court of competent jurisdiction. The prevailing party in any action for injunctive relief will be entitled to payment of reasonable attorneys' fees and expenses.

            (d) Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of New York for the purposes of enforcing the arbitration provisions of this Section 8.12. Each party further irrevocably waives any objection to proceeding before J.A.M.S./Endispute, Inc. based upon lack of personal jurisdiction or to the laying of the venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before J.A.M.S./Endispute, Inc. has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail are made for the express benefit of the other parties hereto.

      8.13 Equitable Relief. Sellers acknowledge and agree that the Company's business is unique and that the damages that may result from any wrongful failure of Sellers to consummate the transactions contemplated by this Agreement and that damages at law would be inadequate for such failure or breach. Accordingly, the Company and Sellers acknowledge that Buyer will be entitled to specific performance, an injunction or other appropriate equitable relief in connection with any such failure or breach. Sellers further acknowledge and agree that this Section 8.13 shall not, and shall not be deemed to, limit in any way any other rights or remedies which Buyer may have at law or otherwise due to such failure or breach.

      8.14 Parent Guaranty. Buyer Parent hereby fully and unconditionally guarantees the performance by Buyer of its obligations under this Agreement in each case for as long as and to the extent that such obligations of Buyer survive under the terms hereof.

                            [Signature Page Follows]

                   SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT


                                    SELLERS

                                    /s/ Evan J. Segal
                                    ---------------------------------
                                    Evan J. Segal


                                    /s/ Stacy A. Brovitz
                                    ---------------------------------
                                    Stacy A. Brovitz


                                    WATTS REGULATOR CO.


                                    By:    /s/ Patrick S. O'Keefe
                                        -----------------------------
                                    Name:  Patrick S. O'Keefe
                                          ---------------------------
                                    Title: Chief Executive Officer
                                           --------------------------


                                    WATTS WATER TECHNOLOGIES, INC.*


                                    By:    /s/ Patrick S. O'Keefe
                                        -----------------------------
                                    Name:  Patrick S. O'Keefe
                                          ---------------------------
                                    Title: Chief Executive Officer
                                           --------------------------

* Solely for purposes of Section 8.14 hereof.